Exhibit 4.14

FACILITY AGREEMENT

for an amount of €25,000,000

between

WALL Box CHARGERS, S.L.U.

as Original Borrower

and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

as Original Lender

CONTENTS

1.	AMOUNT AND PARTICIPATION	8

2.	PURPOSE OF THE FACILITY	8

3.	UTILISATION	8

4.	CONDITIONS PRECEDENT TO THE EXECUTION OF THIS AGREEMENT AND TO THE DISBURSEMENT OF THE FACILITY	9

5.	LIABILITY OF THE LENDERS AND THE OBLIGORS	10

6.	ACCRUAL AND INTEREST PERIODS	13

7.	INTEREST RATE	13

8.	SETTLEMENT AND PAYMENT OF INTEREST	19

9.	DEFAULT INTEREST	21

10.	CAPITALISATION	21

11.	TERM AND MATURITY	22

12.	ORDINARY REPAYMENT	23

13.	PREPAYMENT OF THE FACILITY	24

14.	TAXES	30

15.	ILLEGALITY	38

16.	INCREASED COSTS AND MARKET DISRUPTION	39

17.	REPRESENTATIONS AND WARRANTIES	43

18.	INFORMATION OBLIGATIONS	51

19.	OTHER OBLIGATIONS OF THE BORROWER	54

20.	EVENTS OF DEFAULT	63

21.	INDEMNITY	68

22.	PAYMENTS	69

23.	SET-OFF	70

24.	PROPORTIONALITY OF PAYMENTS	70

25.	ALLOCATION OF PAYMENTS	71

26.	FEES	72

27.	COSTS AND EXPENSES	72

28.	THE AGENT AND THE LENDERS	74

29.	ASSIGNMENT BY OBLIGORS	80

30.	ASSIGNMENT BY LENDERS	80

31.	CALCULATION AND CERTIFICATES	83

32.	NOTICES	84

33.	VAT, TRANSFER TAX AND STAMP DUTY	86

34.	CALCULATION OF TIME PERIODS	86

35.	PROCESSING OF PERSONAL DATA	87

36.	SECURITY AND GENERAL SECURITY PROVISIONS	89

37.	FIRST-DEMAND GUARANTEE	90

38.	APPLICABLE LAW AND JURISDICTION	93

39.	NOTARISATION	93

ANNEXES

ANNEX I	EXISTING INDEBTEDNESS

ANNEX II	STRUCTURE OF THE GROUP

ANNEX III	TRANSLATION OF “CALCULATION AND CERTIFICATES” CLAUSE

ANNEX N	NOTIFICATION DETAILS

In Barcelona, on 9 February 2023.

APPEARING

On the one side:

WALL BOX CHARGERS, S.L.U., a company duly incorporated pursuant to the laws of Spain, with registered office at Paseo de la Castellana 95, 28th floor, Madrid (Spain), and with Tax Identification Code [***] (hereinafter, the “Borrower”). It is duly represented by [***] duly empowered for these purposes.

On the other side:

WALLBOX N.V., a company duly incorporated pursuant to the laws of the Netherlands, with registered seat at Amsterdam, the Netherlands and its address at Carrer del Foe 68, 08038 Barcelona, Spain, and with Spanish Tax Identification Code [***] (hereinafter, the “Guarantor”) and registered at the Dutch chamber of commerce under number [***]. It is duly represented by [***] duly empowered for these purposes.

The Borrower and the Guarantor may be hereinafter jointly referred to as the “Obligors” and, each of them individually, as an “Obligor”.

And on the other side:

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., a Spanish credit entity with registered office in Bilbao, at Plaza de San Nicolas 4 and with Tax Identification Code [***] (hereinafter, “BBVA”). It is duly represented by [***] and [***] duly empowered for these purposes.

For the purposes of this Agreement:

(i)

BBVA shall be referred to as the “Original Lender” and, together with its successive assignees pursuant to the provisions of Clause 30 of this Agreement, as the “Lenders” and, each of them individually, as a “Lender”;

(ii)

the entity holding the role of Agent, from time to time, pursuant to Clause 28 shall be also referred to as the “Agent”. On the date of this Agreement and until an assignment of this Agreement takes place (if any), all references contained in this Agreement to the Agent shall be deemed to be made to the Original Lender; and

(iii)	the Borrower, the Guarantor, the Lenders and the Agent shall be jointly referred to as the “Parties” and each of them individually as a “Party”.

WHEREAS

I.

That the Borrower is a Spanish private limited liability company (sociedad de responsabilidad limitada) the main corporate purpose of which is creating and producing advanced chargers for electric vehicles and energy management systems and whose parent company is the Guarantor.

Hereinafter, the Guarantor, the Borrower and the rest of Subsidiaries of the Guarantor or the Borrower (within the meaning of article 42 of the Spanish Commercial Code) shall be referred to as the “Group”. For the avoidance of doubt, Wallbox Fawsn Charging System Co. Ltd shall not be considered as a pa1t of the Group.

Moreover, for the purposes of this Agreement, “Subsidiary” means an entity of which a person has direct or indirect control and control for this purpose shall have the meaning set out in article 42 of the Spanish Commercial Code. For the avoidance of doubt, the Guarantor shall not be considered as a Subsidiary.

II.

That for the purposes of financing general corporate needs of the Borrower, the Borrower has requested BBVA, as Original Lender, to make available a loan facility for an amount of TWENTY-FIVE MILLION EUROS (€25,000,000) (the “Facility”).

III.

That, as part of the expected return corresponding to the Lenders in connection with the Facility, on the date hereof, the Guarantor and the Original Lender have executed a warrant agreement, subject to the laws of the state of New York, by virtue of which the Guarantor confers the Original Lender the right to acquire shares of the Guarantor under certain conditions detailed in such agreement (the “Warrant Agreement”).

In order for the Warrant Agreement to be enforceable on its enforcement date, prior to the date hereof the Guarantor has passed a board resolution acknowledging and accepting the content of the Warrant Agreement, undertaking to vote in favour of any capital increase which, as appropriate, may be required, waiving the pre-emption right in the event of the exercise of the Warrant Agreement by the Lender.

Hereinafter, the Warrant Agreement together with the relevant subscription agreement and the board resolutions of the Guarantor referred to above shall be jointly referred to as the “Warrant Documents”.

IV.

That the Borrower is the owner of valuable Intellectual Property. When assessing the viability of the Facility requested by the Borrower, the Original Lender has specially considered the following intellectual property rights:

(i)	Industrial design - [***]

(ii)	Patents (in the course of being filed at the time of this Agreement):

A) Application Number: [***]

B) Application Number: [***]

(iii)	Software: which operates the bidirectional charger for electric vehicle (Quasar) and filed before the Registre de la Propietat Intel Lectual de Catalunya under number [***].

Hereinafter, the “Material IP”.

For the purposes of this Agreement, “Intellectual Property” means:

(i)

any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow, source code, processes, software, formulae, technology and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(ii)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

V.

In order to guarantee/secure the complete and due fulfilment of the payment obligations assumed by the Borrower vis-a-vis the Lenders in the terms set forth under this Agreement, the Original Lender has requested the Obligors that they grant, as applicable, the following guarantee and security:

(i)	a first demand guarantee in the terms provided for in Clause 37 herein below to be granted by the Guarantor (the “First Demand Guarantee”);

(ii)	a first ranking right of pledge, subject to Spanish law, over the credit rights arising from the following accounts of the Borrower opened at BBVA:

(a)	[***]

(b)	[***]

(c)	[***]

(jointly, the “Spanish Accounts”);

(iii)	a promissory chattel mortgage over the Material IP owned by the Borrower, subject to Spanish law.

Hereinafter, the agreements by virtue of which any of the security or promissory security referred to above are granted shall be referred to as the “Security Agreements”.

Additionally, this Agreement, the Warrant Documents, the Security Agreements, the fee letters as provided for in Clause 26 below, as well as any other documents that amend, clarify, rectify or replace the aforementioned documents or that are designated as such by the Agent and the Borrower, shall be jointly referred to as the “Finance Documents”.

VI.

Subject to the terms and conditions set forth in this Agreement and especially on the basis of (i) the First Demand Guarantee, the Security Agreements and the Warrant Documents and (ii) the truthfulness and accuracy of the representations and warranties made by the Obligors, the Original Lender has agreed to make available the Facility to the Borrower.

VII.

In light of the foregoing, the Parties, expressly declaring that the powers, in respect of which they respectively execute this agreement as duly represented hereunder, remain in full force and effect, hereby agree to enter into this FACILITY AGREEMENT (hereinafter, the “Agreement”), which shall be governed by the following clauses:

CLAUSES

SECTION I

THE FACILITY

1.	AMOUNT AND PARTICIPATION

1.1

In accordance with and subject to the tenns and conditions provided for under this Agreement, the Original Lender hereby makes available to the Borrower a euro loan facility (the “Facility”), in an amount equal to TWENTY-FIVE MILLION EUROS (€25,000,000) (the “Facility Amount”).

The Borrower accepts the Facility and undertakes to repay the due and payable principal amounts of the Facility and to effect payment of the interest, commissions, taxes and expenses which accrue in respect thereof and any other amounts due hereunder in the form, terms and at the time as provided for in this Agreement.

1.2	The participation of the Original Lender in the Facility Amount is, on the Signing Date, as follows:

Original Lender	Participation ln the Facility Amount	Share
BBVA	€25,000,000	100%
Total	€25,000,000	100%

2.	PURPOSE OF THE FACILITY

2.1	The Facility is granted exclusively for general corporate purposes of the Borrower, as well as to pay any fee under Clause 26 below.

2.2	The Borrower undertakes to apply the amount of the Facility exclusively in accordance with Clause 2.1 above.

Notwithstanding the foregoing, none of the Lenders (nor the Agent) assumes any obligation to monitor the due performance by the Borrower of the obligation set out in this Clause, although the Agent, at its own discretion or following the instructions of any of the Lenders, may request the Borrower to provide all information which is reasonably considered necessary or appropriate for such purpose.

3.	UTILISATION

By entering this Agreement, the Borrower hereby irrevocably requests the Original Lenders to deliver the Facility Amount on the date of execution of this Agreement, for the purposes described in Clause 2.1 above.

Likewise, by executing Agreement, the Original Lender hereby expressly confirms to that effect that each and every condition established in Clause 4 below has been duly satisfied.

The Borrower hereby acknowledges full receipt of the Facility Amount in the account [***] opened by the Borrower at BBVA.

4.	CONDITIONS PRECEDENT TO THE EXECUTION OF THIS AGREEMENT AND TO THE DISBURSEMENT OF THE FACILITY

All the Parties acknowledge that all the conditions precedent set out below have been duly met, to the Original Lender’s satisfaction, simultaneously with, or prior to, the execution of this Agreement:

(i)

A copy of the constitutional documents and/or bylaws of the Borrower and the Guarantor (including customary filings and certificates from appropriate registers in the relevant jurisdiction) or, alternatively, an updated certificate issued by the relevant Commercial Registry containing the by-laws of each of the two companies.

(ii)

A copy of the powers of attorney (if any) of the signatories of those Finance Documents to be entered into on the date of this Agreement evidencing the capacity of such signatories to enter into the relevant Finance Documents.

(iii)

Documentary evidence that the Borrower and the Guarantor have adopted the resolutions (of the management body and/or, ifrequired by law or its constitutional documents, the relevant shareholders) approving the terms of, and the transactions contemplated by, the Finance Documents to which each of them is a party.

(i)

Any documentation and other evidence requested by the Lenders to carry out and be satisfied each of them has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations and internal policy pursuant to the transactions contemplated in the Finance Documents.

(ii)

The Lender’s prior access to the data room of the Borrower opened in the latest equity round of the Borrower, delivery of the documentation with five-year forecasts on the evolution of the balance sheet, cash flow, income statement, comprehensive information on the latest investment round (deck, term sheets, etc.), information on the current shareholdings and shareholders’ agreement (if any) and the corresponding due diligence (financial, legal, tax, etc.) reports.

(iii)	Due execution of the Security Agreements (including any necessary irrevocable power of attorney in connection therewith) and of the Warrant Documents.

(iv)

Delivery of a legal opinion of: (a) DLA Piper Spain, S.L.U., legal advisers to the Original Lender, on the legality, validity and enforceability of this Agreement and the rest of the Finance Documents, governed by Spanish law; and (b) DLA Piper Netherlands, legal advisers to the Original Lender on the capacity of the Guarantor to enter into the Finance Documents to which it is expressed to be a party and on the legality, validity and enforceability of the Finance Documents, governed by Dutch law.

(v)	Delivery of a legal opinion of Latham & Watkins LLP legal adviser to the Borrower, on the legality, validity and enforceability of the Warrant Agreement.

(vi)	Delivery of the internal legal opinion issued by a senior legal counsel of the Borrower on the capacity of the Borrower to enter into the Finance Documents to which it is expressed to be a party.

(vii)	All representations made by the Obligors pursuant to Clause 17 below are true and accurate in all material respects.

(viii)	No Event of Default has occurred and is continuing and no such Event of Default may occur as a result of the disbursement of the Facility Amount.

The Parties also acknowledge that the due satisfaction of such conditions precedent constitutes an essential ground for the decision of the Original Lenders to enter into this Agreement and to make available the Facility on the date hereof.

5.	LIABILITY OF THE LENDERS AND THE OBLIG0RS

5.1	Liability of the Lenders

The contractual position assumed by the Lenders under this Agreement is of a joint but not several nature (mancomunada) and, accordingly their rights and obligations hereunder are totally independent.

In the event that any Lender breaches any of the obligations assumed by virtue of this Agreement, such breach shall not increase the obligations assumed by the rest of the Lenders, nor shall any such breach affect the obligations of the Obligors or release any of the Obligors from any of their own obligations hereunder (and without prejudice to the actions and exceptions that may correspond to the Obligors vis-a-vis the defaulting Lender(s)).

Save to the extent otherwise provided for in any Finance Document, (i) any of the Lenders may take out-of-court actions directed towards the conservation and defence of its own rights and those of the other Lenders; and (ii) a Lender, however, may only exercise its own rights through the courts (and not those of any other Lender).

5.2	Lenders’ decisions

5.2.1

The decisions that correspond to the Lenders under this Agreement shall be adopted, save when otherwise expressly provided for in this Agreement, by the Majority Lenders. Any decision adopted by the Majority Lenders that amend or waive any of the terms and conditions of this Agreement shall be binding upon each and every one of the Lenders.

For the purposes of this Agreement, the term “Majority Lenders” means a Lender or Lenders whose participation in the outstanding amount under the Facility represents, at least, 66 1⁄2 percent thereof.

5.2.2

The Agent may effect, on behalf of any Lender, any waiver permitted by this Clause 5.2. The Lenders undertake to act in coordination with the Agent in order to formalize any required actions or measures that are necessary for the ratification of the actions performed by the Agent on their behalf in connection with any waiver permitted by this Clause 5.2.

5.2.3

The Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement. The Borrower will only be obliged to reimburse said costs if they have been previously agreed by the Agent and the Borrower.

5.2.4

As an exception to the general rule stated above, the Parties acknowledge and accept that an amendment, waiver or consent of, or in relation to, any term of the Finance Documents that has the effect of changing or relates to any of the following matters, shall not be made, or given, without the prior the unanimous consent of all the Lenders:

(a)	any decision or authorisation that would imply any alteration to the proportionality rules between the Lenders as established in Clause 24 below;

(b)	any decision or authorisation that would imply any new or additional obligations upon any of the Lenders, unless the express consent of the affected Lender(s) is obtained;

(c)	any decision or authorisation that affects;

(i)	the amount, calculation and due date of any of the payment obligations as provided for in this Agreement (including any mandatory prepayment obligations);

(ii)	the Facility Amount;

(iii)	the Final Termination Date (either the Initial Termination Date or the Extended Termination Date), the Extension Request or any Partial Repayment Date;

(d)	any amendment to the definition of or waiver in relation to a Change of Control (as defined in Clause 13.2.1 below) or any authorisation to the occurrence of a Change of Control;

(e)

any decision or authorisation that would affect the Ordinary Interest Rate, the Substitute Interest Rate or the Applicable Margin (as each such term is defined in Clause 7 below) (except for any EURIBOR Substitution Event, as defined in Clause 7.2 below, that may be agreed upon the consent of the Majority Lenders), the Default Interest Rate (as defined in Clause 9 below) or the fees or commissions payable hereunder, as well as the system for the calculation and/or settlement and/or amount thereof together with any other changes to the procedure for the calculation, amount or charging of fees;

(t)

any decision or authorisation that would give rise to any alteration of the dates for the payment of principal, interest, fees or for any other payment (as well as its amount) as established under this Agreement;

(g)	any decision or authorisation that adversely affects the validity, enforceability or priority of ranking of any Security Agreement or of the

First Demand Guarantee granted from time to time in favour of the Lenders pursuant to this Agreement, including but not limited to any authorisation for the non-granting of any Security Agreement or of the First Demand Guarantee provided for under this Agreement as well as the release or replacement thereof (unless permitted under any Finance Document);

(h)	any decision or authorisation in connection with the provisions of this Clause 5.2 or of the majority regime set out in this Agreement for the adoption of decisions by the Lenders;

(i)	any decision in connection with the provisions set forth in Clauses 15 (Illegality), 16 (Increased costs and Market Disruption) or 38 (Applicable law and Jurisdiction) of this Agreement; or

(j)	any matters or decisions the approval of which requires, pursuant to the terms of this Agreement, the consent of all the Lenders.

5.2.5

In any case, the decision-making process by the Lenders set out in the preceding paragraph, will not apply if the matter being decided upon involves a permanent and final amendment in any of the terms and conditions of this Agreement, in which case the prior, express and unanimous conformity of each and every one of the Lenders will be necessary. Such amendment shall not be deemed to constitute the Lender’s authorisation, prior to its occurrence, of a circumstantial and specific situation or action affecting the Borrower, in breach of the provisions of Clauses 18 or 19 of this Agreement.

5.3	Guarantor’s liability

Without prejudice to the unlimited personal liability of the Borrower pursuant to Article 1911 of the Spanish Civil Code, the Guarantor guarantees, to the widest extent legally possible, the due compliance with the payment obligations assumed by the Borrower under the Facility, to the extent and in the terms set out in Clause 37 below.

In all cases, the liability of the Guarantor shall be deemed limited by, and subject to, any legally mandatory restrictions that may be applicable from time to time to the Guarantor.

Any claim by the Guarantor vis-a-vis the Borrower as a result of any payment under the First Demand Guarantee shall be deemed fully subordinated to the Lenders’ claims against the Borrower under the Finance Documents. Accordingly, the Guarantor shall not claim from the Borrower the payment of any amounts paid by the Guarantor in such capacity and concept (including interest) nor file any on or off court actions aimed at obtaining such payment for so long as any Lender has not been fully satisfied of all amounts due under any Finance Document.

SECTION II

ORDINARY INTEREST

6.	ACCRUAL AND INTEREST PERIODS

6.1

The outstanding principal amount of the Facility shall accrue interest on a daily basis in favour of the Lenders, as from the date of this Agreement up until the date on which the Facility Amount has been completely amortised and repaid, and the applicable interest shall be calculated on the basis of a year period of three hundred and sixty (360) days and depending upon the number of calendar days which have actually elapsed.

6.2

For the purposes of the determination of the interest rate applicable from time to time to the Facility Amount, the Facility shall be understood to be divided into successive periods of time (each of which shall be referred to as an “Interest Period”), the first of which shall commence on the date of this Agreement and the second and successive interest periods shall commence on the final day of the immediately preceding Interest Period. For the purposes of the accrual, calculation and settlement of interest, the first day of the Interest Period shall be deemed included and the final day of the same Interest Period shall be deemed excluded.

The duration of each Interest Period shall be one (1) month.

Notwithstanding the foregoing:

6.2.1	the first Interest Period applicable to the Facility Amount shall end on 28 February 2023;

6.2.2

any Interest Period that would otherwise continue beyond a Partial Repayment Date (as defined in Clause 12 below) or beyond the Final Termination Date shall be of a duration such that the Interest Period shall conclude on the Partial Repayment Date or on the Final Termination Date, as applicable, although the foregoing were to imply that the duration of said Interest Period were to be established in weeks and/or days; and

6.2.3

in the case that any of the provisions of Clauses 7.3.1 and 7.3.2 becomes applicable, the Interest Period affected by the foregoing application shall have the duration period which results from the application of the provisions of such Clauses.

7.	INTEREST RATE

7.1	Ordinary Interest Rate

The interest rate applicable during each Interest Period thereof shall be the sum of the 1 month EURIBOR plus the Applicable Margin, as both terms are defined herein below, and shall be fixed on the second (2) Business day prior to the date of commencement of the corresponding Interest Period.

For the purposes of this Agreement, the terms set out below shall have the following meanings:

7.1.1	“EURIBOR”, in relation to any Interest Period:

(a)

the reference rate of the Euro Money Market taken on the second (2nd) Business Day prior to the commencement of each Interest Period which results from the application of the convention in force from time to time, with the sponsorship of the EMMI (European Money Markets Institute) (currently the convention shows the reference rate on the Reuters’ EURIBOR0I Screen, at 11:00 a.m. (Central European Time)) for facilities with funding occurring two (2) Business Days after the rate is set, in accordance with the TARGET-2 system (Trans-European Automated Real-Time Gross Settlement Express Transfer System), for deposits in Euros for the same term as the Interest Period in question (that is, one (1) month); or

(b)

in the event that the corresponding Interest Period were to have a duration other than the periods for the deposits in Euros for which, in accordance with the convention referred to in the preceding sub-paragraph (a), reference rates exist, the EURIBOR applicable during such Interest Period shall be calculated by means of the linear interpolation of the two (2) interest rates that, pursuant to the provisions of the preceding sub -paragraph (a), correspond to the immediately preceding and immediately subsequent periods for which reference rates are available (if no reference rates were listed in respect of a preceding period, the interest rate which corresponds to the immediately subsequent period shall be directly applicable).

The reference rate determined in accordance with the conventions referred to in the previous paragraphs will be increased by any taxes or surcharges that are applicable or that may be applicable in the future in respect of these types of operations, plus any other type of expense that are applicable thereto and, in particular, any expense which arises as a consequence of obtaining the relevant funds.

The Parties agree that if EURIBOR is less than zero, EURIBOR shall be deemed to be zero.

7.1.2	“Applicable Margin”: eight percent (8.00%) per annum.

Hereinafter, any interest rate determined by way of the application of the provisions of Clause 7.1 herein shall be referred to as the “Ordinary Interest Rate”.

7.2	EURIBOR Substitution

7.2.1

The Parties agree that if a EURIBOR Substitution Event occurs, any decision, action, authorisation or amendment to the Finance Documents relating to, inter alia, the following matters shall be approved by agreement of the Borrower and the Majority Lenders and, in particular:

(a)	the replacement of EURIBOR by a Substitute Reference Rate; and

(b)	any of the following decisions:

(i)	the adaptation of any clauses in the Finance Documents for the use of the Substitute Reference Rate;

(ii)

the regulation in the Finance Documents of the possibility of using the Substitute Reference Rate in order to calculate interest under this Agreement (including, but not limited to, any other amendments that may be necessary to allow the Substitute Reference Rate to be applicable under this Agreement);

(iii)	the implementation of market conventions applicable to the Substitute Reference Rate;

(iv)	regulation of the relevant substitute interest rate (and market rupture) clauses applicable to the Substitute Reference Rate; or

(v)

the adjustment of the price to reduce or remove, as far as possible, any transfer of economic value from one Party to another as a result of the application of the Substitute Reference Rate (and, in the event that any adjustment or method of calculation has been formally designated or recommended by the Designating Body, the adjustment shall be made in accordance with that designation or recommendation).

If no agreement is reached in relation to the above issues as a result of an act or omission directly attributable to the Borrower within a term of sixty (60) days from the date on which the relevant negotiation was initiated, or if this is agreed by the Parties, each Lender will have an individual right to declare cancel all its obligations under this Agreement. In such a case, the Borrower shall be obliged to repay to the corresponding Lender, without any payment of fee applying, its participation in the Facility Amount which remains outstanding and to pay, at the same time, the corresponding interest amounts calculated up until the date on which the payment effectively takes place, as well as the expenses and other amounts that, pursuant to this Agreement, had been accrued up until the aforementioned date.

7.2.2	For the purposes of this Clause, the following terms shall have the following meanings:

(a)

“Stabilising Factor” means the positive or negative difference between the value of the primary reference index on the last date of its publication and the relevant substitute reference index to be applied at the time of substitution.

(b)

‘‘Designating Body” means any central bank, regulator, supervisory authority or a collective thereof, any task force or committee sponsored or directed by any of the foregoing or set up at their request, or the Financial Stability Board.

(c)	“EURIBOR Substitution Event” means:

(i)

a public declaration of insolvency by the European Money Markets Institute (EMMI) (by such Institute or its supervisory body) or the issuance of any information or resolution confirming its insolvency;

(ii)

a public declaration by the European Money Markets Institute (EMMI) that it has ceased or will cease to provide EURIBOR permanently or indefinitely without there being, at such time, a successor to continue to provide EURIBOR to the market;

(iii)	a public announcement by the supervisor of the European Money Markets Institute (EMMI) that the EURIBOR has been or will be suspended permanently or indefinitely;

(iv)	a public announcement by the supervisor of the European Money Markets Institute (EMMI) that the EURIBOR will no longer be used;

(v)

a statement whereby the European Money Markets Institute (EMMI) declares that, due to any market-specific circumstances, it is not possible to determine EURIBOR in accordance with the EURIBOR definition and, in the opinion of the Majority Lenders and the Borrowers, this is not a temporary situation; or

(vi)	the joint decision of: (i) the Majority Lenders; and (ii) the Borrowers, about EURIBOR ceasing to be the appropriate reference rate for the Facility under this Agreement.

In no case shall it be understood that the change in the EURIBOR methodology, formula or calculation system constitutes a EURIBOR Substitution Event.

(d)	“Substitute Reference Rate” means the reference rate which:

(i)	is formally designated, selected or recommended as a substitute for EURIBOR by

(I)	the European Money Markets Institute (EMMI) (providing that the market or economic reality measured by the proposed reference rate is equal to that measured by EURIBOR); or

(2)	any Designating Body,

with the Stabilising Factor to be added to or deducted from both, as appropriate.

If, at the relevant time, designations, selections or recommendations have been made by the two bodies referred to in (1) and (2) above, the opinion of the Designating Body shall prevail and, therefore, the Substitute Reference Rate shall be the one designated or recommended by the Designating Body;

(ii)

if the Substitute Reference Rate cannot be determined in accordance with section (i) above, the substitute reference rate will be the internal yield rate in the secondary market for public debt with a term of between two (2) and six (6) years, defined in Annex 8 of Banco de Espana Circular 5/2012 as “the six-monthly moving average centred on the last month of the daily weighted average internal yields of securities issued by the State in book entries and traded in simple spot transactions on the secondary market between account holders, with a residual maturity of between two and six years.” This index is published on a monthly basis in the Official State Gazette and in order to determine the interest rate applicable to this Agreement, the most recent index published in the Official State Gazette prior to the start date of each new Interest Period shall be used, to which the Stabilising Factor shall be added or deducted, as appropriate; and

(iii)

if the Substitute Reference Rate cannot be determined in accordance with sections (i) or (ii) above, the legal interest rate published in the Official State Gazette shall be used as the substitute reference rate. In order to determine the interest rate applicable to this Agreement, the most recent index published in the Official State Gazette prior to the start date of each new Interest Period shall be used.

7.3	Substitute Interest Rates

7.3.1	Principal Substitute Interest Rate

In the event that it were impossible to detennine, by reason of the situation of the markets themselves, the Ordinary Interest Rate applicable to the Interest Period in question, a principal variable substitute interest rate shall be applied to the corresponding Interest Period (hereinafter referred to as the “Principal Substitute Interest Rate”), which shall be determined in accordance with the following paragraphs:

(a)	The applicable Principal Substitute Interest Rate shall be calculated by the Agent, by means of the addition of the Applicable Margin to the Substitute EURIBOR.

(b)

The term “Substitute EURIBOR” shall be understood to mean, for the purposes of this Agreement, the reference rate of the Euro Money Market, as this term is defined in Clause 7.1.1 herein above, for deposits in Euros for a duration inferior to the initially applicable duration period, in accordance with the provisions of Clause 6.2, for which reference rates are available (and the duration period which is closest to that which was initially applicable shall be preferred over the most distant duration period and it shall be furthermore understood that should the reference rate be negative, the value of ‘‘zero” shall be applied thereto).

The reference rate determined in accordance with the convention referred to in the previous paragraph will be increased by any taxes or surcharges that are levied from time to time in respect of these types of operations, plus any other type of expense that is applicable thereto and, in particular, any expense which arises as a consequence of obtaining the relevant funds.

7.3.2	Subsidiary Substitute Interest Rate

In the event that it were impossible to determine the Substitute EURIBOR in accordance with the provisions of Clause 7.3.1 herein above, a subsidiary substitute interest rate shall be applicable (hereinafter referred to as the “Subsidiary Substitute Interest Rate” and, together with the Principal Substitute Interest Rate, the “Substitute Interest Rates”) which shall be equal to the arithmetic average of the interest rates provided to the Agent by the Reference Entities on the date of commencement of the corresponding Interest Period for deposits ofa duration of one (1) day (and it shall be understood that should the arithmetic average be negative, the value of “zero” shall be applied thereto), plus the Applicable Margin, increased by any taxes or surcharges that are levied from time to time in respect of these types of operations, plus any other type of expense that are applicable thereto and, in particular, any expense which arises as a consequence of obtaining the relevant funds.

For the purposes of this Agreement, “Reference Entities” means BNP Paribas, S.A., Goldman Sachs International, ING Groep, N.V. and Natixis Bank, S.A.

The Subsidiary Substitute Interest Rate determined in accordance with the foregoing shall be applicable as from the date of the due determination thereof.

In the event that any of the Reference Entities were to merge with, or were to be taken-over by, any other credit entity, for the purposes of this Agreement the newly resultant or acquiring entity shall substitute the merged or acquired entity. If, on the other hand, the excision or segregation of any of the Reference Entities were to take place, all of the financial entities resulting from the excision or segregation that continue to be credit entities shall be considered to be Reference Entities.

In the event that any of the Reference Entities were to be wound-up, cannot provide any reference rate for any reason or were to cease to exist for any reason other than the reasons provided for in the preceding paragraph, as well as if any of the Reference Entities were to be incorporated into this Agreement in the capacity of Lenders, the Agent shall designate the entity that is to replace the Reference Entity in question, and shall duly notify such designation to the Lenders and to the Borrower.

Leaving aside the situations of mandatory substitution which are set out in the preceding paragraph, any of the Reference Entities may be substituted for another entity by means of agreement between the Borrower and the Agent.

7.3.3	Application of the Substitute Interest Rates

In the case of the application of any of the Substitute Interest Rates a separate interest settlement shall be effected in respect of each and every one of the Substitute Interest Rates used, individually in respect of the number of days of application of the respective interest rate.

The application of the Substitute Interest Rates shall cease at the time at which the exceptional circumstances that had given rise to the application thereof have disappeared, and the Ordinary Interest Rate shall once again be applicable, as soon as the applicable market circumstances so permit, subject to the prior and immediate notification thereof from the Agent to the Borrowers and to the Lenders.

In order to return to the application of the Ordinary Interest, within three (3) Business Days prior to the expiry of the Interest Period then in force and effect in relation in question for which the Principal Substitute Interest Rate had been applied, the procedure for the determination of the Ordinary Interest Rate, in accordance with the provisions of Clause 7.1, shall be reinitiated. In the event that the Subsidiary Substitute Interest Rate had been applied and accordingly, the Interest Period then in force and effect were that of one (1) day or if the restitution of the Ordinary Interest Rate were to coincide with one of the final three (3) Business Days of an Interest Period in which the Principal Substitute Interest Rate were applicable, the Borrower shall decide the new Interest Period on the same date of the notification of the Agent in respect of the restitution of the Ordinary Interest Rate. Said Interest Period shall commence three (3) Business Days after the date of the notification by the Agent, and during such period the Substitute Interest Rate in force and effect up until that time shall be applicable thereto.

7.4	Notification of the applicable Interest Rate

7.4.1

Both the Ordinary Interest Rate as well as the Principal Substitute Interest Rate, determined in accordance with the provisions of Clauses 7.1 and 7.3.1, respectively, shall be notified by the Agent to the Borrower and to the Lenders before five o’clock in the afternoon (5:00 p.m.) on the second (2nd) Business day prior to the date of commencement of the corresponding Interest Period. The Subsidiary Substitute Interest Rate shall be notified by the Agent to the Borrower and to the Lenders on the same date on which it is determined.

7.4.2

The Borrower hereby accepts that the determination of the interest rate applicable, as the case may be, to each Interest Period be carried out and be notified thereto in the manner which is set out under this Agreement, in order that such interest rates are determined as closely as possible to market conditions from time to time and expressly waives any rights to any greater period which may otherwise correspond thereto.

7.4.3

In the event of any manifested error in respect of the calculation of the applicable Ordinary Interest Rate or Substitute Interest Rate, with such error having been verified at any time whatsoever during the current Interest Period, such error shall be immediately remedied by the Agent, and such rectification shall be effective as from the initial date of the application of the erroneous interest rate.

8.	SETTLEMENT AND PAYMENT OF INTEREST

8.1	Interest accrued during each Interest Period shall be settled and paid on the date on which the corresponding Interest Period concludes (each such date, an “Interest Payment Date”).

Interest must be paid by the Borrower to the Agent based upon the interest settlement calculations effected by the Agent and which the Agent duly notifies to the Borrower, for the distribution thereof among the Lenders in the proportion which corresponds to each one of them for the relevant interest payment, depending upon the participation thereof in respect of the outstanding Facility Amount to which the interest payment is to be attributed, without any notification or prior request or demand being necessary in respect thereof.

8.2

Exceptionally, in the event of a (voluntary or mandatory) prepayment of the Facility as provided for in this Agreement, interest corresponding to the principal amount prepaid accrued up to the corresponding prepayment date will be paid on the prepayment date.

SECTION III

DEFAULT INTEREST AND CAPITALISATION

9.	DEFAULT INTEREST

9.1	Accrual

If the Borrower does not fulfil any of its payment obligations as provided for under this Agreement, at the duly stipulated date, the Borrower shall be obliged to effect payment to the Lenders of default interest (hereinafter, the “Default Interest”) for the payment default. The aforementioned Default Interest shall accrue on a daily basis, based upon a year period of three hundred and sixty (360) days, in respect of the amounts which have not been paid at the duly stipulated time, as from the date of maturity thereof, inclusive, and up until the date on which the payment is totally effected (not inclusive).

The aforementioned Default Interest shall be determined by the Agent and shall be paid over by the Borrower monthly and on the date on which the unpaid amounts which gave rise to the accrual thereof are duly paid over.

9.2	Default Interest Rate

The Default Interest rate shall be the interest rate which results from the addition of a penalty interest rate of three percent (3%) per annum to the Ordinary Interest Rate or the Substitute Interest Rate (as applicable), including the Applicable Margin, which is being applied to the Interest Period related to the relevant Facility on which the payment default takes place.

Hereinafter, any interest rate determined in accordance with the foregoing shall be referred to as a “Default Interest Rate”.

The Default Interest Rate shall also be the default rate for the purposes of Article 576. l of Law 1/2000, of 7 January, on Civil Procedure (hereinafter, the “Civil Procedure Law”).

10.	CAPITALISATION

For the purposes of Article 317 of the Spanish Commercial Code, the Parties hereby agree that any amount of ordinary interest due and unpaid shall be capitalised on the same date on which the relevant amount becomes payable and shall accrue Default Interest at the corresponding Default Interest Rate. Furthermore, due and unpaid Default Interest will be capitalised monthly and shall also accrue Default Interest at the corresponding Default Interest Rate.

SECTION IV

TERM, ORDINARY REPAYMENT AND EARLY REPAYMENT

11.	TERM AND MATURITY

11.1	Final Termination Date

This Agreement shall remain in full force and effect until:

(i)	the date falling four (4) years as from the date of this Agreement (i.e. the 9 February 2027; the “Initial Termination Date”), or

(ii)

if an Extension Request has been delivered by the Borrower and the procedure indicated in Clause 11.2 has been fulfilled, the date falling five (5) years as from the date of this Agreement (i.e. the 9 February 2028; the “Extended Termination Date”).

Hereinafter, the Initial Termination Date or the Extended Termination Date, as applicable, shall be referred to as the “Final Termination Date”, being the date on which the Borrower shall pay all the amounts due and payable for any concept whatsoever by virtue of this Agreement.

11.2	Extended Termination Date

(a)	The Borrower may request by notifying the Agent in writing (the “Extension Request”) the extension of the Initial Termination Date until the Extended Termination Date.

(b)	The Extension Request:

(i)	shall be irrevocable;

(ii)	may only be provided at any time during the period starting from 9 December 2023 to 9 January 2024 (both included);

(iii)	may only be delivered provided that no Event of Default is continuing; and no Event of Default may reasonably be expected to result from such extension; and

(iv)

shall confirm the Borrower’s irrevocable decision to extend the Initial Termination Date until the Extended Termination Date and the undertaking to pay the Extension Fee (as defined in Clause 26.2) in the terms indicated by the Lenders according to paragraph (d) below.

(c)	The Borrower may only provide one Extension Request.

(d)

The Agent shall: (i) promptly provide the Lenders with a copy of the Extension Request upon its receipt and (ii) give a response to the Borrower to the Extension Request within a term of fifteen (15) Business Days as from receipt of such Extension Request (and in any case no later than 9 February 2024) confirming the amount of the applicable Extension Fee and the date on which such payment shall be made in order for the extension to be effective (the “Extension Response”).

(e)

If the Initial Termination Date is not extended until the Extended Tennination Date in accordance with this Clause, the Parties agree that the ordinary repayment of the Facility Amount shall take place as per Clause 12.1.1, any outstanding amounts under this Agreement will become due and payable (liquido, vencido y exigible) on the Initial Termination Date and the Borrower shall repay such due amounts in full on the Initial Termination Date.

(f)

If the Lenders agree to the extension of the term of this Agreement and the Initial Termination Date is extended until the Extended Maturity Date -upon effective receipt of the applicable Extension Fee notified to the Borrower in the Extension Response—, the Parties agree that the ordinary repayment of the Facility Amount shall take place as per Clause 12.1.2, any outstanding amounts under this Agreement will become due and payable (liquido, vencido y exigible) on the Extended Termination Date and the Borrower shall repay such due amounts in full on the Extended Termination Date

12.	ORDINARY REPAYMENT

12.1	The Borrower shall repay the Facility Amount in constant monthly instalments starting on the 9 March 2024 and until the relevant Final Termination Date for the following amounts and:

12.1.1

a principal amount of six hundred and ninety-four thousand, four hundred and forty-four euros and forty-four cents (€694,444.44) in case the Final Maturity Date remains on the Initial Termination Date; or

12.l.2

a principal amount of five hundred twenty thousand, eight hundred and thirty three euros and thirty three cents (€520,833.33) in case the Initial Termination Date is extended until the Extended Termination Date pursuant to the proceeding set out in Clause 11.2 above.

Each of the payment dates in which each monthly instalments shall be paid shall be referred to as “Partial Repayment Date”.

12.2

The amounts of each instalment provided for in the paragraph above assume that no prepayment has been made in accordance with the provisions of Clause 13 below. To the extent that a prepayment has been made in accordance with Clause 13 below, the amount to be repaid at each Partial Repayment Date will be adjusted pursuant to Clauses 13.1.5 or

13.4	(as applicable) to include any prepayments made in accordance with Clause 13 below.

12.3

In case the Final Termination Date is set on the Extended Termination Date according to Clause 11.2 above, the monthly instalments outstanding on the date of the Extension Request (and any other related due amounts) shall be repaid in full on the Extended Termination Date.

12.4

On the Final Termination Date (as applicable), the Borrower must have effected payment of all of the amounts due and payable under this Agreement. In any case, the Agreement will remain in force until any due amounts (for any concept) hereunder have been totally paid up.

12.5	Determination of the Final Termination Date

To the extent that it is not possible confirm the Final Termination Date on the date of this Agreement, the Parties shall record the date to be finally considered as Final Termination Date under this Agreement, by instructing for such purpose the Notary Public before whom this Agreement is notarized, so that the Notary Public may supplement this Agreement (at the Borrower’s expense) in order to confirm the foregoing, by attaching the Extension Request and the Extension Response to the notarized Agreement by incorporating the relevant notarial record (diligencia notarial).

13.	PREPAYMENT OF THE FACILITY

13.1	Voluntary prepayment

13.l.1	At any time prior to the Final Termination Date the Borrower may prepay all or part of the Facility Amount which is outstanding, provided that:

(a)	the Agent has been duly notified in writing at least ten (10) Business Days prior to the date on which the prepayment is to be effected,

(b)	the purported prepayment date coincides with an Interest Payment Date;

(c)	the relevant Early Prepayment Fee is paid on the date on which the prepayment is to be effected, together with the interest accrued and unpaid until the prepayment date.

For the purposes of this Agreement “Early Prepayment Fee” means, with respect to the principal amount to be prepaid (whether voluntarily pursuant to this Clause 13.1 or mandatorily pursuant to Clause 13.2 below):

(i)	until the first anniversary of this Agreement (included): 1.5%; and

(ii)	from the day following the first anniversary of this Agreement and thereafter: 2%;

(d)

in the case of a partial prepayment, such partial prepayment must be for a minimum amount of at least ONE MILLION EUROS (€1,000,000) or for any greater amount which constitutes a multiple of ONE HUNDRED THOUSAND EUROS (€100,000), unless the Facility Amount which is outstanding is lower than the aforementioned amount, in which case the Borrower may early repay all of such pending amount.

13.1.2

After such time as the Agent has received the prepayment notice from the Borrower, such notice shall be irrevocable and binding upon the Borrower, and the Agent shall notify the rest of the Lenders thereof, no later than the first (1st) Business Day following the due receipt of the aforementioned notice.

13.1.3	If the Borrower breaches its undertaking to repay the amount referred to in the corresponding notice, such situation shall be considered as a breach of the payment obligations thereof, and accordingly, the Borrower shall consequently be obliged to pay Default Interest in respect of the amounts that should have been prepaid according to the notice. Upon payment in full of the accrued Default Interest, this breach shall be deemed cured. Every prepayment notice made by the Borrower pursuant to this Clause must indicate the date on which the prepayment is to be effected and the amount thereof.

13.l.4	The amounts subject to any prepayment may not be utilised again or used by the Borrower.

13.l.5

Voluntary prepaid amounts shall be applied, at the discretionary choice of the Borrower (i) to the ordinary repayment instalments in direct or reverse chronological order of the repayment instalments of the Facility; or (ii) pro rata among all the outstanding repayment instalments. If no choice is made by the Borrower, any such amounts shall be applied as provided in (i) above (in reverse chronological order).

13.2	Mandatory prepayment

The Borrower shall prepay the outstanding Facility Amount, in the following events and terms and for the indicated amounts:

13.2.l	Change of Control

If a Change of Control (as this term is defined below) occurs, the Facility shall automatically be cancelled and all outstanding amounts due to the Lenders under this Agreement, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, together with the applicable Early Prepayment Fee.

For the purposes of this Agreement “Change of Control” means any circumstance in which:

(i)	Mr Enric Asuncion Escorsa and Mr Eduard Castaneda Mafie jointly cease, directly or indirectly, to:

(a)

(whether by way of ownership of shares, proxy, contract, agency or otherwise) cast, or control the casting of 50.001% or more of the maximum number of votes that might be cast at a general shareholders’ meeting of the Guarantor, save in the case any such change arises from a share capital increase in the Guarantor, in which case such percentage shall not be lower than 40.001%; or

(b)	(whether by way of ownership of shares, proxy, contract, agency or otherwise) have the right to appoint or remove the majority of the directors of the Guarantor,

as a result of any operation, transaction, fact or circumstance (including any action in concert with third parties); and/or

(ii)	the Guarantor ceases to directly own hundred percent (100%) of the shares the Borrower.

(iii)	Mr Enric Asuncion Escorsa ceases to be the Chief Executive Officer (or any other equivalent top management role) of the Group.

For the purposes of the Change of Control, any reference to “action in concert” shall be understood as a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in an entity by any of them, either directly or indirectly, to obtain or consolidate control of that entity.

13.2.2	Disposal of Material IP

If the Borrower and/or any of its Subsidiaries disposes, encumbers, pledges, mortgages or transfers, in any manner, in favour of a third party any Material IP without the express prior consent of all Lenders, the Facility shall automatically be cancelled and all outstanding amounts due to the Lenders under this Agreement, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, together with the applicable Early Prepayment Fee.

13.2.3	Asset disposal

Except for the Permitted Disposals, if the Borrower disposes or transfers, in any manner and outside of the ordinary course of business of the Borrower, in favour of a third party (outside de Group) any asset or business (whether by a voluntary or involuntary single transaction or series of transactions), including the transfer of shareholding stakes in any other companies and any Intellectual Property (other than between the Group) but excluding the Material IP (which would be subject to Clause 13.2.2 above), the Borrower shall make an early repayment of the Facility for the amount equivalent to the total net cash proceeds effectively received in respect of the disposal (after deduction of direct and indirect taxes as well as the duly justified expenses—including, but not limited to, any amounts retained to cover contingent and other anticipated liabilities in connection with such disposal or required to discharge any financial indebtedness—accrued or incurred as a consequence of, or in relation to, the disposal, as the case may be) in respect of the part thereof that has not been effectively used for, formally allocated or committed to be applied to (within one hundred and eighty (180) days following the date of disposal or such longer period that may be agreed between the Borrower and the Majority Lenders) the disposal (by the Borrower) of assets and/or companies of the same or similar nature; and in any case provided that (a) the net cash proceeds effectively received from such sale or disposal, either on an individual basis or for a series of sales or disposals during a period of one (1) year, exceed TWO MILLIONS EUROS (€2,000,000); and (b) any of the foregoing is duly evidenced to the Lenders through the Agent. The amount to be prepaid shall also accrue the relevant Early Prepayment Fee.

13.2.4	Distribution

Except for the Permitted Payments, in the event of a distribution to the Guarantor’s shareholders (whether by way of share capital reimbursement or share premium reimbursement, own shares acquisition with return of contributions, payments of dividends, repayment of principal, payment of interest, or any other concept analogous to the above under the Subordinated Debt), the Facility shall automatically be cancelled and all outstanding amounts due to the Lenders under this Agreement, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, together with the applicable Early Prepayment Fee.

For the purposes of this Agreement, “Permitted Payments” means any remuneration or payments for any concept whatsoever (including fund administrative / management costs, salaries, stock option plan, RSU plans or employee share purchase plan or warrants) to any shareholder or director of the Guarantor, to the Chief Executive Officer and/or Chief Financial Officer of the Guarantor and/or to any beneficiaries of any stock option plan, RSU plans or employee share purchase plan or warrants, as disclosed in the Consolidated Annual Financial Statements (as defined in Clause 18.1).

13.2.5	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Obligor to perform any of its obligations as contemplated by this Agreement the Facility shall automatically be cancelled and all outstanding amounts due to the Lenders under this Agreement, together with accrued interest, and all other amounts accrued under the Finance Documents immectiately due and payable, together with the applicable Early Prepayment Fee.

13.2.6	Sanctions

If any Obligor is declared a Restricted Party or is involved or has been involved in any transaction or conduct that is going to result in it becoming a Restricted Patty, or is subject to any Sanction or, according to any Lender, breaches any obligation under this Agreement in relation to any of the foregoing, the Facility shall automatically be cancelled and all outstanding amounts due to the Lenders under this Agreement, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, together with the applicable Early Prepayment Fee.

For the purposes of this Agreement:

“Anti- Corruption Laws”	means the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 and any similar laws or regulations in any jurisdiction relating to bribery, corruption or any similar practices.

“OFAC”	means the Office of Foreign Assets Control of the US Department of the Treasury.

“OFSI”	means the Office of Financial Sanctions Implementation of the Her Majesty’s Treasury.

“Restricted Party”	means a person:

(i)  included in, or participated or controlled by, a person included in a Sanctions List, or a person acting on its behalf;

(ii)  domiciled in or incorporated under the laws of a Sanctioned Country, or a participated or controlled person, or acting in the name and on behalf of such person; or

(iii)   in any other way subject to Sanctions.

“Sanctioned Country”	means a country or territory, or its Government, subject to, or being the object of, Sanctions, including, without limitation, Iran, North Corea, Sudan, South Sudan, Siria or the following countries subject to restrictions: Irak, Myanmar, Somalia, Cuba and Russia.

“Sanctions	means:
Authority”
(iv) the United Nations Security Council;

(v) the United States of America;

(vi) the European Union;

(vii) the United Kingdom;

(viii) the Member States of the European Union;

(ix) the governments and official institution or agencies from paragraphs (1) to (5) above, including OFAC, the US Department of State and Her Majesty’s Treasury, through the OFSI.

“Sanctions List”	means the Specially Designated Nationals and Blocked Persons List maintained by OFAC, the Consolidated List of Financial Sanctions and the List of Sanctioned Investors controlled by Her Majesty’s Treasury or any similar public list that manages or the public announcement of any Sanction carried out by any Sanctions Authority, as it is publicly updated from time to time.

“Sanctions”	means any sanctioning regulation in economic, financial or trade matters, and seizures or similar measures enacted or enforced by any Sanctions Authority.

13.3	Timing for mandatory prepayments

(i)

In respect of the events provided for in Clauses 13.2.1, 13.2.2, 13.2.4, 13.2.5 and I 3.2.6 above, the relevant early repayment must take place on the date set forth thereunder, it being understood that should the repayment date not fall on an Interest Payment Date, the Borrower must satisfy to the Lenders any justified Break Costs as well as any interest amounts due and accrued in accordance with Clause 8.2 above and any sums to be paid pursuant to Clause 14.5.

For the purposes of this Agreement, “Break Costs” means an amount (if any) equal to the difference between the interest rate (excluding the Applicable Margin) the Lenders would have received for the prepaid amount if the latter had been prepaid on the last day of the Interest Period and the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit in the Euro Money Market for the remaining term of the current Interest Period, multiplied by the number of days up to the end date of the relevant Interest Period and divided by three hundred and sixty (360) days.

(ii)

In respect of the event provided for in Clause 13.2.3, above, (i) the prepayment shall be made on the Interest Payment Date falling immediately after the date when the term provided for in the aforementioned Clauses has duly elapsed; and (ii) the receipt of any of the aforementioned payments or the occurrence of the aforementioned events must be duly notified in writing by the Borrower to the Agent within ten (l0) Business Days following the date on which the relevant payments are received or the relevant events occur (and the Agent shall notify such situation to the rest of the Lenders on the Business Day following the date when the Agent is notified by the Borrower).

(iii)	Any amounts prepaid or cancelled by virtue of the terms of this Clause may in no event be used or redrawn by the Borrower.

13.4	Allocation of mandatory prepayment amounts

The Parties agree that the amounts mandatori1y prepaid by the Borrower shall be applied to the repayment of the ordinary repayment instalments of the Facility Amount in reverse chronological order.

SECTION V

OTHER CIRCUMSTANCES

14.	TAXES

14.1	In this Agreement:

“Code”	means the US Internal Revenue Code of 1986.

“Domestic Lender”	means any of the Lenders entitled to receive the interest payable by the relevant Obligor pursuant to the Finance Documents and is:

(i) a Spanish-resident financial entity that complies with the requirements described in paragraph (c) of Article 61 of the Corporate Income Tax Regulations approved by Royal Decree 634/2015, of 10 July 2015 (Real Decreto 634/2015, de 10 de Julio, por el que se aprueba el Reglamento de/ lmpuesto sobre Sociedades) as amended or restated; or

(ii)  Spanish tax resident securitisation fund (fondo de titulizacion) as identified in paragraph (k) of Article 61 of the Corporate Income Tax Regulations approved by Royal Decree 634/2015, of 10 July 2015 (Real Decreto 634/2015, de 10 de Julio, por el que se aprueba el Reglamento del Impuesto sobre Sociedades) as amended or restated; or

(iii)  Spanish permanent establishment of a non- Spanish financial entity that complies with the requirements descried in the second paragraph of Article 8.1 of the Non-Resident Income Tax Regulations approved by Royal Decree 1776/2004, of 30 July 2004 (Real Decreto 1776/2004, de 30 de Julio, por el que se aprueba el Reglamento de/ Impuesto sobre la Renta de no Residentes) as amended or restated.

“EU Lender”	means and entity resident for Tax purposes in (i) a Member State of the European Union (other than Spain) or (ii) a permanent establishment of such European Union resident situated in another State of the European Union to which that Lender’s participation in the Finance Documents is effectively connected, or (iii) a member of the

European Economic Area (other than Spain), or (iv) a permanent establishment of such European Economic Area resident situated in another State of the European Economic Area, provided that it does not act through a country or territory classified as a non-cooperative jurisdiction pursuant to Spanish law (as determined from time to time by the Spanish Minister of Finance) nor through a permanent establishment in Spain and, in the case of (iii) and (iv) above, there is an effective exchange of Tax information between Spain and such State in the European Economic Area.

“Facility Office”	means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA Application Date”	means:

(a)   in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)   in relation to a “passthrough payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction”	means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party”	means a party that is entitled to receive payments free from any FATCA Deduction.

“FATCA”	means:

(a) sections 1471 to 1474 of the Code or any associated regulations;

(b)   any treaty, law or regulation of any other jwisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)   any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“Protected Party”	means a Lender which is or will be subject to any liability, or required to make any payment, for or on account of tax in relation to a sum received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under a Finance Document.

“Qualifying Lender”	means:

(a)   in respect of the payments made by Obligors which are residents for tax purposes in Spain means any of the Lenders which is the beneficial owner and entitled to receive the interest payable by the relevant Obligor pursuant to the Finance Documents and is:

(i) a Domestic Lender;

(ii) an EU Lender; or

(iii) a Treaty Lender.

(b)   in respect of the payments made by Obligors which are residents for tax purposes in a country other than Spain means a Lender which is the beneficial owner and entitled to receive the interest payable by the relevant Obligor pursuant to the Finance Documents and is either:

(i) resident (as defined in the appropriate double taxation agreement) in a country with which the relevant Obligor’s jurisdiction has a double taxation agreement giving residents of that country full exemption from the relevant Obligor’s jurisdiction taxation on interest and it fulfils those conditions provided in relation to it in such double taxation agreement in order to benefit from the exemption; and does not carry on business in the relevant Obliger’s jurisdiction through a permanent establishment with which the payment is effectively connected; or

(ii) is otherwise entitled to receive a payment of interest under this Agreement without any Tax Deduction imposed by the relevant Obligor’s jurisdiction.

“Tax Credit”	means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction”	means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment”	means either the increase in a payment made by an Obliger to a Lender under Clause 14.2 or a payment under Clause 14.3.

“Tax”	means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Treaty Lender”	means a Lender which:

(iii) is treated as a resident of a Treaty State for the purposes of the Treaty and is entitled without limitations to the benefits of such Treaty; and

(iv) does not carry on a business in Spain through a permanent establishment or a territory considered to be a non- cooperative jurisdiction for Spanish tax purposes with which that Lender’s participation in the Facility is effectively connected.

“Treaty State”	means a jurisdiction having a double taxation agreement (a “Treaty”) with Spain which makes provision for full exemption from Tax imposed by Spain on interest.

“US”	means United States of America

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.l

Any payments to be made by any of the Obligors to any of the Lenders or to the Agent, in accordance with the terms of this Agreement, whether or not in respect of principal amounts, interest, fees or any other concept whatsoever, shall be made as net amounts and without any deduction or withholding for any concept whatsoever or Tax Deduction, unless the deduction or withholding is required pursuant to the legislation applicable to the relevant Obligor, in which case the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.2

The relevant Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. In addition a Lender shall notify the Agent promptly on it becoming aware that it ceases to be a Qualifying Lender. If the Agent receives such notification from a Lender it shall notify that Obligor.

14.2.3	A payment shall not be increased under paragraph 14.2.1 above by reason of a Tax Deduction on account of Tax imposed by the competent taxing authorities, if on the date on which the payment falls due:

(a)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the official interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)	the relevant Lender is a Qualifying Lender (other than a Domestic Lender) and has not complied with its obligations under paragraphs 14.2.4 and 14.2.5 below.

The lack of compliance of the obligations set out in this paragraph exempt the Obligors of the corresponding obligations under this section until the relevant lack of compliance ceases.

14.2.4

A Qualifying Lender and the relevant Obligor shall co-operate in completing any procedural formalities necessary for the relevant Obligor to meet any legal requirement to make or had made that payment without a Tax Deduction.

14.2.5

Each EU Lender and each Treaty Lender shall deliver to the Borrower (through the Agent), as soon as reasonably practicable after the date on which it becomes a party to this Agreement and, in any case, before any payment under the Finance Documents is due or made (whichever occurs first), a valid certificate of tax residence issued by the competent taxing authorities of that EU Lender’s or Treaty Lender’s country of residence which shall be dated within the year prior to the relevant payment under a Finance Document being due or made (whichever occurs first) or refer to the year in which the payment is due or made (whichever occurs first, if the certificate mentions a specific period. In the case of a Treaty Lender, the certificate of tax residence duly issued by the competent Tax authorities of its country of residence shall evidence that it is resident for Tax purposes in that country within the meaning of the relevant Treaty. Each EU Lender and each Treaty Lender shall deliver a replacement certificate of tax residence on or before the expiry date of any previously delivered certificate of tax residence (in each case, to the extent such certificates are and continue to be issued by such competent taxing authorities).

14.2.6

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.7

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent, for its distribution to the Lender entitled to the payment, the original payment receipt (or a certified copy thereof) or evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

14.3.l

The Obligors, as applicable, shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.2	Paragraph (a) above shall not apply:

(a)	with respect to any Tax assessed on a Lender:

(i)	under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for Tax purposes; or

(ii)

under the law of the jurisdiction in which that Lender’s Facility Office (including a permanent establishment for Tax purposes) is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(b) to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 15.2;

(ii)	would have been compensated for by an increased payment under Clause 15.2 but was not so compensated solely because one of the exclusions set forth in Clause 14.2.3 applied; or

(iii)	relates to a FATCA Deduction required to be made by a party.

14.3.3

A Protected Party making, or intending to make, a claim under paragraph 15.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the relevant Obligor, as applicable.

14.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

14.3.5	The indemnity in this Clause 14.3 will remain in force until the date falling one year after Termination Date.

14.4	Tax Credit

If a Tax Deduction is required by law to be made from a payment made by the Borrower to a Treaty Lender, but the Treaty Lender is entitled to a repayment or rebate of the relevant Tax (a “Treaty Rebate”) by virtue of a relevant Treaty, then the Treaty Lender shall promptly following the written request to do so from the Borrower, claim that Treaty Rebate and shall, within five (5) Business Days ofreceiving any such Treaty Rebate, pay to the Borrower a sum equal to the amount of such Treaty Rebate.

If an Obligor makes a Tax Payment and the relevant Lender determines that:

14.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

14.4.2	that Lender has exercised that Tax Credit,

the Lender shall pay an amount to the Obligor which that Lender determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Domestic Lender or a Treaty Lender);

(c)	a Treaty Lender or

(d)	a Domestic Lender.

If a new Lender fails to indicate its status in accordance with this clause 14.5 then such Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Obliger).

14.6	FATCA Deduction

14.6.1

Each party may make any FATCA Deduction it is required to make by FATCA (as this term is defined in Clause 14.7 herein below), and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otheJWise compensate the recipient of the payment for that FATCA Deduction.

14.6.2

Each party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Lenders.

14.7	FATCA Information

14.7.1	Subject to Clause 14.7.3 below, each party shall, within ten (10) Business days of a reasonable request by another party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)

supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(c)

supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.

14.7.2

If a party confirms to another party pursuant to paragraph 14.7.l(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

14.7.3

Clause 14.7.1 above shall not oblige any Lender to do anything, and paragraph 14.7.1(c) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

14.7.4

If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs 14.7.l(a) or 14.7.l(b) above (including, for the avoidance of doubt, where Clause 14.7.3 above applies), then such party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

15.	ILLEGALITY

If at any time after the execution of this Agreement, the performance thereof by any Lender were to imply any breach of any legal or regulatory provision, or any obligatory measure or binding criteria, which is issued by any competent official authorities or bodies, the affected Lender shall notify such situation to the Borrower, through the Agent, and shall use, during the period of thirty (30) days (or, as the case may be, during such shorter period of time as provided for pursuant to the provision, measure or criteria, as a maximum period, for the cancellation of the operations which have been determined to be illegal), its best efforts (provided that the foregoing does not imply any breach of applicable legislation) in order to overcome the situation of illegality (without, in any event whatsoever, it being understood that the Lender has assumed any obligation in respect of the results of such efforts), including, by way of illustration but not limited to, the relocation of the office initially used for the Facility under this Agreement to another jurisdiction or the assignment of all of the rights and obligations under this Agreement to another financial institution acceptable to the Borrower (or introduced by the Borrower) which wishes to participate in the Facility (in compliance with the provisions set forth in Clause 30 below) or to a subsidiary or affiliate of the affected Lender(s) that is not affected by the illegality.

Notwithstanding the above, in the event that the affected Lender were unable to overcome the situation of illegality within the period provided therefor, the Lender may declare, as from such time, that all of its obligations arising under this Agreement are duly cancelled. In such a situation, the Borrower shall be obliged to repay to the affected Lender, on the date of cancellation of the obligations thereof pursuant to the notice sent by the affected Lender, the participation in the Facility Amount which remains outstanding to the affected Lender and to pay, at the same time, the corresponding interest amounts calculated up until the date on which the payment effectively takes place, as well as the expenses and other amounts that, pursuant to this Agreement, has been accrued up until the aforementioned date.

16.	INCREASED COSTS AND MARKET DISRUPTION

16.1	Increased costs

16.l.1

The Borrower expressly undertakes to maintain the Lenders, to the extent they are financial institutions, with the equivalence of the benefits existing between the Parties as at the time of execution of this Agreement. Accordingly, in the event that as a result of the introduction of or any change in (or in the interpretation, administration or application of) any national and/or international law or regulation affecting financial institutions after the date of this Agreement, or compliance with any such new national and/or international law or regulation enacted or approved after the date of this Agreement, obligations were to be imposed upon the Lenders (such as co-efficients, reserves or deposits or others) or new additional costs which represent an increase to the cost of the funds sourced in the euro money market for the financing of this Agreement, or new limitations were imposed in respect of the interest rate or of the fees, or of any other nature whatsoever, that would represent a decrease in the revenue amounts to which the Lenders were entitled by virtue of this Agreement, the Borrower shall be obliged to compensate the affected Lenders in respect of such provisions to the same extent to which the costs of the aforementioned funds are increased and/or the revenue amounts reduced (other than if the above is (i) attributable to a FATCA Deduction required to be made by a party, (ii) attributable to a deduction or withholding for taxes required by law to be made by an Obligor or (iii) attributable to the wilful breach or misconduct by the relevant Lender of any law or regulation).

The foregoing compensation shall be effected by means of the payment of additional sums by the Borrower in respect of the settlement calculations made and presented thereto by the Agent (duly justified), which must be accompanied by the corresponding confirmations provided by the affected Lenders of the grounds for the increase of costs or reduction of revenue amounts and the calculation and amount of the increased costs.

This clause will also apply to the increase of costs as a result of implementing, applying or complying with Basel III and any other law or regulation implementing Basel Ill including CRD IV, but in all cases excluding laws or regulations relating to Basel III and CRD IV or rules for their implementation that have been published at the date of this Agreement.

16.1.2

Notwithstanding the provisions of Clause 16.1.1 herein above, the Lender affected by any situation set out herein above shall use its best efforts (provided that the foregoing does not imply any breach of applicable legislation) in order to reach an alternative solution that would allow for the relevant situation to be overcome (without, in any event whatsoever, it being understood that the Lender has assumed any obligation in respect of the results of such efforts), including, by way of illustration but not limited to, the relocation of the office initially used for the Facility subject to this Agreement to another jurisdiction or the assignment of all of the rights and obligations under this Agreement to another financial institution which wishes to participate in the Facility (in compliance with the provisions set forth in Clause 30 below) or to a subsidiary or affiliate of the affected Lender(s) that is not affected by any situation set out herein above. The lack of assignment by the affected Lender does not allow the Borrower to not comply with their obligations under this Agreement.

If in accordance with this clause there is an increase in the profitability or incomes for the Lenders, there will be mechanisms agreed among the Parties to transfer to the Borrower such increase.

16.2	Market disruption and Operating Systems Incidents

16.2.1

The Borrower hereby acknowledges and accepts that the Lenders finance the funds provided under the Facility by contracting, in the euro money market or by means of other usual sources of funds, the corresponding deposits and other liability operations for the periods corresponding to the Interest Periods and for the amounts corresponding to the respective participations thereof in the Facility.

The Borrower hereby acknowledges and accepts that the correct functioning of the euro money market is an essential premise for the execution of the Agreement and the maintenance of the Facility granted hereunder.

16.2.2

As a result of the foregoing, if, on the date of determination of the interest rate applicable to an Interest Period, any Lenders, the participation of which in the Facility which remains to be repaid represents at least forty percent (40%) thereof, were unable to contract the liability operations required in order to finance the funds provided under this Agreement in the conditions regarding the corresponding periods and amounts due to any of the following circumstances (the “Market Disruption Circumstances”): (i) the cost of obtaining of matching deposits in the euro money market or through other usual sources of funds, are, for the affected Lender or Lenders, greater than the EURlBOR; or (ii) if the reference interest is unable to be determined in accordance with the provisions of this Agreement, the affected Lender(s) shall immediately notify the Agent thereof and the Agent shall immediately notify the Borrower and the rest of the Lenders thereof and provide them with written confirmation of the occurrence of the Market Disruption Circumstances.

16.2.3

The duration of the relevant Interest Period corresponding to the outstanding principal amounts under the Facility in such moment, and as long as the relevant Market Disruption Circumstance is continuing, will be one month save if the periods available in the euro money market for contracting the deposits and other liability operations necessary in order to allow the financing of the funds by the Lenders are different and the interest rate on each Lender’s share of the outstanding Facility Amount for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Applicable Margin;

(b)

the rate notified to the Agent by that Lender as soon as practicable and in any event within three (3) Business Days of the first day of that Interest Period (or, if earlier, on the date falling three (3) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Facility Amount from whatever source it may reasonably select; and

(c)	any expenses, taxes or surcharges that are applicable in respect of these types of operations provided that they are duly justified by the Lenders in the terms stated in this Agreement.

After the due notification to the Borrower and the Lenders as referred to in the first paragraph of this Clause 16.2.2, the affected Lender(s) shall carry out its best efforts to mitigate and/or remove the Market Disruption Circumstances and the Borrower and the affected Lender(s) shall negotiate, in good faith, the possible alternatives to be adopted in order to ensure the continuance of the Facility in the conditions regarding the corresponding periods and amounts and to minimize to the extent possible the impact on the Borrower (such as, by way of illustration but not limited to, the relocation of the office initially used for the Facility subject to this Agreement to another jurisdiction or the substitution of the affected Lender(s) or the assignment of all of the rights and obligations under this Agreement to a subsidiary or affiliate of the affected Lender(s) that is not affected by any situation set out herein above).

In the event that in respect of the aforementioned negotiation no alternative solution were to be reached within the period of sixty (60) days as from the date on which the negotiations were commenced or should the Parties duly agree that no alternative solution is available, the Borrower shall choose one of the three alternatives described below:

(a)

the early repayment of the participation of the affected Lender(s) under the Facility shall be effected, and the Borrower shall be obliged, within a maximum period of five (5) Business Days as from the date of termination of the aforementioned period, to repay the principal amount and any other amount owed thereto under this Agreement, calculated up until the date on which the payment effectively takes place, in accordance with the provisions of Clause 21.1 herein below. Early repayment in accordance with this clause does not trigger prepayment fees;

(b)

propose to each affected Lender that it assign at par value, in accordance with Clause 30, their participation to another Lender or other assignee credit entity that is not affected by the Market Disruption Circumstances; or

(c)	pay to the affected Lenders the additional costs yielded to them as a consequence of the Market Disruption Circumstances.

16.2.4

Under no circumstances whatsoever shall the Lenders assume any liability whatsoever for Market Disruption Circumstances and all of the foregoing in accordance with the provisions of Article 1105 of the Spanish Civil Code.

16.2.5

The Borrower hereby acknowledges and accepts that, in order for the Lenders to be able to perform the actions necessary to comply with their obligations under this Agreement, the operating systems that are normally and necessarily used for such purposes must be available and working properly, i.e. the financial system as a whole, the Euro Money Market and human equipment, computer, electronic or telematic systems and platforms (including, but not limited to, payment systems, cash and securities clearing and settlement systems, or communication and information transmission systems), whether owned or operated by third parties (the “Operating Systems”).

Consequently, the Borrower acknowledges and accepts that the Lenders do not guarantee the availability or correct operation of the Operating Systems and that, therefore, they assume no liability or obligation to indemnify for incidents of any kind (whether computer or security incidents, failures, delays, errors or omissions), temporary or definitive suspensions of the Operating Systems or for any other circumstance or incident that affect or may affect the normal performance of their obligations under this Agreement and, in particular, for those unavoidable events or exceptional circumstances or force majeure that take place from the date of signing this Agreement in accordance with Article 1105 of the Civil Code.

16.3	For the purposes of this Agreement

“Basel Ill” means:

(a)

agreements on capital requirements, leverage coefficient and liquidity rules contained in the documents “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer”, published by the Basel Committee on Banking Supervision in December 2010, as amended, complemented or reformulated;

(b)

rules applicable to global systemically important banks included in the document “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text”, published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented and reformulated; and

(c)	any other guideline or rule published by the Basel Committee on Banking Supervision related to “Basel III”;

“CRD IV” means:

(a)

the Regulation (EU) No 575/2013 of the European Parliament and of the Council on 26 June 2013 about the prudential requirements for credit institutions and investment firms, by means of which the Regulation (EU) No 648/2012; and

(b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

SECTION VI

REPRESENTATIONS AND WARRANTIES, OBLIGATIONS AND EARLY

TERMINATION

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and warranties of the Borrower

The Lenders have agreed to enter into this Agreement based upon the following representations and warranties of the Borrower (which are made with respect to itself and, as applicable, with respect to the Subsidiaries when is expressly stated, acknowledging that they are essential and decisive for the Lenders giving their consent). The Borrower represents and warrants that:

17.l.l

It is a company duly incorporated and organized pursuant to the laws of the Spain, with full legal capacity to act, contract and perform the obligations assumed under the Finance Documents to which it is a party, and all corporate actions or other actions otherwise required for the execution of such Finance Documents, for the implementation of the activities set forth thereunder and for the fulfilment of the obligations arising from those Finance Documents have been duly carried out.

17.1.2

The execution of this Agreement and the remaining Finance Documents to which it is a party does not enter into conflict with or breach any corporate rules applicable to it or its articles of association, having obtained all the authorisations that it may need in order to formalise the Finance Documents.

17.1.3

In accordance with the regulations in force in Spain, as of the date of this Agreement, the payment claims of the Agent and of the Lenders against the Borrower by virtue of this Agreement shall be at least subject to the same ranking equally as the claims which may be formulated by any other unsecured creditors save for the claims of other creditors mandatorily preferred by law or that benefit from a Permitted Security or the claims that are subordinated by laws of general application to companies generally.

For the purposes of this Agreement,

“Permitted Security” shall mean:

(i)

the Security permitted under Clause 19.2.5, as well as the bonds or guarantees permitted under Clause 19.2.6, and any guarantee, bond or Security granted in connection with any Permitted Disposal provided such disposal is made in the ordinary course of business;

(ii)

any Security granted for the purposes of securing any specific financing whose exclusive purpose is the acquisition of specific rights or assets or the funding of specific investments provided any these financings are considered Permitted Indebtedness (as defined in Clause 17.1.17) and taken over such specific rights, assets or investments;

(iii)	any Security arising by operation of law in respect of taxes being contested in good faith and by appropriate means; and/or

(iv)	any Security permitted by the Majority Lenders or granted in favour of BBVA.

“Security” means any in rem security, assignment of credit rights by way of security (cesiones en garantia), liens or encumbrances of any kind or any other agreement or arrangement conferring security or having a similar effect.

17.1.4

Except for those assets or rights that may be subject to public law uses or rights, the Borrower does not have any right to claim either for itself or in respect of its assets any type of immunity whatsoever in respect of the enforcement or seizure thereof or in respect of any other similar legal rules of general application in any proceeding carried out in Spain.

17.1.5	All the acts, conditions and formalities, required by law, the articles of association or any other corporate documents, that shall be carried out or fulfilled with the aim of:

(a)

allowing the valid execution of this Agreement and any other Finance Document to which it is a party, as well as the exercise and fulfilment of obligations expressly assumed by the Borrower by virtue of the same; and

(b)

ensuring that the obligations expressly assumed by the Borrower under the Finance Documents to which it is a party, are legal, valid and binding (subject to the Legal Reservations and, in the case of the Security Agreements, the Perfection Requirements),

have been duly carried out and fulfilled.

For the purposes of this Agreement, “Legal Reservations” means:

(a)

the general principles regarding the effectiveness of the legal rules contained in Chapter III of First Title of the Spanish Civil Code, as well as the principle of private autonomy set forth in the article 1,255 of the Spanish Civil Code or any other similar concept in the relevant applicable legislation;

(b)

the limitations to the validity or enforceability of the obligations, as well as to the enforceability of the in rem rights in relation to (i) mandatory rules whose application cannot be waived or excluded by agreement between the parties pursuant to the applicable regulation in force from time to time; and (ii) Spanish insolvency act (or any similar law in the relevant jurisdiction) and, in general terms, all the regulation on insolvency or which, generally, influence the creditors’ rights which may be applicable from time to time;

(c)	any other similar principles or limitations which may be applicable, from time to time, in accordance with the laws of any jurisdiction which is relevant in relation to the Finance Documents; and/or

(d)	any reservations or limitations contained in any legal opinions issued in favour of the Lender in relation to the Finance Documents.

“Perfection Requirements” means the making of the appropriate registrations, filings, requirements or notifications of the Security Agreements as specifically contemplated by any legal opinion issued in favour of the Lender in relation to the Security Agreements.

17.1.6

Subject to the Legal Reservations and, in the case of the Security Agreements, the Perfection Requirements, each of the Finance Documents to which the Borrower is a party constitutes a source oflegal obligations which are legal, valid and binding upon the Borrower.

17.l.7

The Borrower and its Subsidiaries are in compliance with all social, corporate, civil, labour, tax, environmental and any other legal obligations applicable to them, where failure would have a Material Adverse Effect.

17.l.8	The financial year of each member of the Group closes on 31 December.

17.l.9

All the financial and asset information of the Obligors and their Subsidiaries was, on the date of preparation of the relevant documents, elaborated in good faith and in accordance with account principles generally accepted in the relevant jurisdiction, without a Material Adverse Effect with respect to the position set out in said documents having occurred prior to or on the date of this Agreement.

For the purposes of this Agreement, “Material Adverse Effect” means any circumstance, fact, situation or legal change (or a combination of any of them):

(i)

adversely and materially affects or may affect (just by the lapse of time) the capacity of the Borrower and the Guarantor to comply with the obligations assumed under this Agreement or any other Finance Document;

(ii)	adversely and materially affects or may affect (just by the lapse of time) the business, operations or financial condition of the Borrower or the Guarantor; or

(iii)

causes the result that any of the Finance Documents as well as any of the rights conferred in them upon the Lenders (including but not limited to the Warrant Documents), becomes illegal, ineffective, or unenforceable vis-a -vis the Obligors.

17.1.l0

All the factual information provided to the Lenders is complete, correct, and exact in all material aspects and the financial forecasts have been prepared in good faith using the recent historic information of the Group available when elaborating said forecasts and based upon reasonable and adequate hypotheses, without there having been any circumstance or omission of any material fact which has the consequence that the information provided to the Lenders is not accurate or truthful in its material aspects or which, had it been known, could, to the best of their knowledge and belief, have materially influenced the decision of the Lenders to execute the Finance Documents.

17.1.11

The execution of the Finance Documents does not breach any obligations assumed by the Borrower under other agreements with third parties and does not enable the counterparties under said agreements to early terminate or amend said agreements, the result of which may result in a Material Adverse Effect.

17.1.12

The Borrower and its Subsidiaries have obtained and maintained in force all the permits, licences and authorisations which are necessary for developing the activities representing their corporate purpose, without any exceptions that have not been known on the date of this Agreement by the Lenders and that may result in a Material Adverse Effect.

17.1.13

The Borrower has its “centre of main interests” (as such term is defined in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, as amended from time to time) at the place of its registered office. The Borrower does not have an “establishment” (as such term is defined in Article 2 paragraph (10) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, as amended from time to time) different to those existing on the date of this Agreement outside of the place of its registered office.

17.1.14

(i) No litigation or other legal proceedings have been initiated, and to the best of its knowledge, the Borrower is not aware of those litigation or legal proceedings to be initiated imminently; and (ii) no administrative or judicial measures have been adopted by any competent authority; which, in all the said scenarios, may result in a Material Adverse Effect.

17.1.15	No Event of Default whatsoever has occurred and is continuing after the date of this Agreement.

17.1.16

The Borrower is the legitimate owner of its assets, without existing any charge over all or part of their income or assets, whether present or future, save for those created or to be created in the future by virtue of the Permitted Security or in connection with any Permitted Disposal (provided such disposal is made in the ordinary course of business) or is permitted under this Agreement.

17.1.17

There are no existing bonds, guarantees or counter-guarantees granted by the Borrower other than the ones relating to any Permitted Indebtedness or those guarantees granted in the ordinary course of business (on arm’s-length basis, based on legitimate grounds and taking into account the corporate interest of the Group or any of its members).

For the purposes of this Agreement:

“Permitted Indebtedness” means any indebtedness arising:

(a)	the Finance Documents;

(b)	any indebtedness incurred by the Obligors and/or their Subsidiaries from time to time and so long as the Financial Covenants are not breached;

(c)	the Subordinated Debt;

(d)	the Existing Indebtedness or the Permitted Security; and/or

(e)	any other financing agreements entered into with the prior, express, and written consent of the Agent acting on the instructions of the Majority Lenders.

“Existing Indebtedness” means the existing indebtedness of the Borrower as of the date of this Agreement included in Annex I hereto.

17.1.18

The Borrower and its Subsidiaries do not have in place any other financing agreements (whether loan, credit, discount, factoring or financial leasing agreements or financing agreements of any other nature -excluding, in any event, the factoring without recourse—), other than:

(a)	the Finance Documents; and/or

(b)	the ones considered as Permitted Indebtedness.

17.1.19

The execution of the Finance Documents, with the obligations and rights which arise as a result thereof, shall not imply any obligation in respect of the Borrower to establish any encumbrances or to execute any guarantees in favour of any third parties in respect of all or part of the present or future assets or income thereof.

17.1.20

Any commercial transactions carried out by the Borrower are transfer-pricing compliant and, therefore, made on market conditions (in particular, with direct or indirect shareholders of the Borrower or entities participated by them) and/or aligned with the business sector of the Group or corresponding company within the Group.

17.1.21

The Borrower and its Subsidiaries keep their respective goods and assets adequately insured, as well as the liabilities derived from the exercise of their business, with insurance entities, in accordance with market practice for companies within the same sector in which the Group operates, being the aforementioned insurance policies in force and effect.

17.1.22	The corporate structure of the Group on the date of this Agreement is the one set out in Annex II to this Agreement.

17.1.23	The Borrower and its Subsidiaries:

(a)	are the rightful owners or hold valid license or right to use and exploit all of the Intellectual Property which are used for carrying on the business;

(b)

have adopted the necessary measures, including payment of the mandatory fees, in order to protect and maintain in force and effect the ownership of the Material IP and any other Intellectual Property; and

(c)	have not breached third parties’ industrial property rights.

17.1.24

The Intellectual Property rights owned by the Borrower and its Subsidiaries are adequate for the development of the activities representing their corporate purpose, without any litigation whatsoever over the Material IP and without any litigation over the rest of lntellectual Property rights which could result in a Material Adverse Effect.

17.1.25

No part of any registered Intellectual Property or of the Material IP has been judged invalid or unenforceable, in whole or in part, neither the Borrower is aware of any current, pending or threatened challenge or objection by any third party to the use by it or any member of the Group of any Intellectual Property rights, or the infringement of any of its Intellectual Property rights by any third party.

17.1.26	There are no option rights, convertible bonds or any other right of equivalent nature that entitle to acquire any type of equity interest in the share capital of the Borrower and its Subsidiaries.

17.1.27

Neither the Borrower nor the Subsidiaries (i) are insolvent in accordance with Article 2.1 of the means the Spanish Royal Legislative Decree 1/2020, of May 5 approving the Consolidated Text of the Spanish insolvency law (Real Decreto Legislativo 112020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal) as amended from time to time (the “Insolvency Law”) (or any other similar in the jurisdiction of the relevant Subsidiary), or are in a situation in which they are not able to regularly fulfil their due obligations in accordance with Article 2.3 of the Insolvency Law (or any other similar in the jurisdiction of the relevant Subsidiary), or foresee that they will not be in a position to regularly and punctually fulfil their due obligations, nor have either of them taken any steps whatsoever (nor do they have any knowledge of any third party having taken any steps whatsoever) towards the declaration of insolvency, the cessation of activities, the dissolution, intervention or re-organisation, or for the appointment of any receivers, administrator or analogous civil servant in respect of the Borrower and its Subsidiaries or in respect of any of the assets thereof; (ii) have carried out the communication pursuant to Articles 583 to 595 and related provisions of the Insolvency Law (or equivalent proceeding in the jurisdiction of the relevant Borrower and its Subsidiaries); or (iii) is subject to any insolvency arrangement (concurso de acreedores) or to any insolvency proceeding or corporate reorganisation, whether judicial or private, derived from an insolvency situation or from the lack of capacity to attend ongoing payments or it has been declared a stay of payments arrangements in relation to any debts thereof.

Likewise, the Borrower is in a position to punctually fulfil its obligations and it is not under any mandatory dissolution event (“causa de disolución obligatoria”) under article 363 et subq. of the Spanish Companies Law or any other applicable legislation.

17.1.28

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender (as of the date of this Agreement) provided that this is compliant with the formalities set out in Clause 14.2 above and with the domestic regulations of the country of residence of the Obligors.

17.1.29

The Borrower is not materially overdue in the filing of any Tax returns nor materially overdue in the payment of any amount in respect of any Tax, in a way that may result in a Material Adverse Effect.

17.1.30	The Borrower is not a member of a value added tax group.

17.1.31	The Facility will be exclusively used for the purposes corresponding under this Agreement.

17.1.32	The shares and quotas of the Borrower are and will be free of any charges or encumbrances.

17.1.33 (a)

The Borrower and its Subsidiaries have conducted their business in compliance with Anti-Corruption Laws and have instituted and maintain as at the date of this Agreement policies and procedures designed to promote and achieve compliance with such laws.

(b)

Neither the Borrower nor any of its Subsidiaries (nor to the best of its knowledge and belief-having made due and careful enquiry- any agent, director, employee or officer of any of them) has made or received, or directed or authorised any other person to make or receive, any offer, payment or promise to pay, of any money, gift or other thing of value, directly or indirectly, to or for the use or benefit of any person, where this violates or would violate, or creates or would create liability for it or any other person under, any Anti-Corruption Laws.

(c)

Neither the Borrower nor any of its Subsidiaries (nor to the best of its knowledge and belief—having made due and careful enquiry—any agent, director, employee or officer of any of them) is being investigated by any agency, or party to any proceedings, in each case in relation to any Anti-Corruption Laws.

17.1.34

Neither the Borrower nor any Subsidiary (nor to the best of their knowledge and belief—having made due and careful enquiry—their indirect shareholders, their legal representatives, employees, agents, nor any other person holding control over any of the former):

(a)	is a Restricted Party or is involved or has been involved in any transaction or conduct that is going to result in it becoming a Restricted Party; or

(b)	is subject to a claim, proceeding or requirement with respect to any Sanction; or

(c)	is involved in any transaction with the intention of evading or avoiding any Sanction that may be applicable.

17.2	Representations and warranties of the Guarantor

The Lenders have agreed to enter into this Agreement based upon the following representations and warranties of the Guarantor. The Guarantor represents and warrants that:

17.2.1

It is a company duly incorporated and organized pursuant to the laws of the Netherlands, listed in the New York Stock Exchange, with fu11 legal capacity to act, contract and perform the obligations assumed under the Finance Documents to which it is a party, and all corporate actions or other actions necessary to authorise the execution of such Finance Documents, for the implementation of the activities set forth thereunder and for the fulfilment of the obligations arising from those Finance Documents have been duly carried out.

17.2.2

The execution of this Agreement and the remaining Finance Documents to which it is a party does not conflict with or breach any corporate rules applicable to it or its articles of association (having obtained all the authorisations that it may need in order to formalise the Finance Documents) nor any obligations assumed by the Guarantor under other agreements with third parties and does not enable the counterparties under said agreements to early terminate or amend said agreements which may result a Material Adverse Effect.

17.2.3	Subject to the Legal Reservations, each of the Finance Documents to which the Guarantor is a party constitutes a source of legal obligations which are legal, valid and binding upon the Guarantor.

17.2.4

The Guarantor has obtained and maintained in force all the permits, licences and authorisations which are necessary for developing the activities representing its corporate purpose, without any exceptions that have not been known on the date of this Agreement by the Lenders and that may result in a Material Adverse Effect.

17.2.5

The Guarantor (i) is not insolvent in accordance with Article 2.1 of the Insolvency Law (or equivalent legislation in the Netherlands), or is in a situation in which it is not able to regularly fulfil its due obligations in accordance with Article 2.3 of the Insolvency Law (or equivalent legislation in the Netherlands), or foresee that it will not be in a position to regularly and punctually fulfil its due obligations, nor has taken any steps whatsoever (nor do it has any knowledge of any third party having taken any steps whatsoever) towards the declaration of insolvency, the cessation of activities, the dissolution, winding-up, intervention or re-organisation, or for the appointment of any receivers, administrator or analogous civil servant in respect of the Guarantor or in respect of any of its assets; (ii) has carried out the communication pursuant to Articles 583 to 595 and related provisions of the Insolvency Law (or equivalent proceeding in the Netherlands); or (iii) is subject to any insolvency arrangement (concurso de acreedores) or to any insolvency proceeding or corporate reorganisation, whether judicial or private, derived from an insolvency situation or from the lack of capacity to attend ongoing payments or it has been declared a stay of payments arrangements in relation to any debts thereof.

Likewise, the Guarantor is in a position to punctually fulfil its obligations and it is not under any mandatory dissolution event.

17.2.6

(a)

The Guarantor has conducted its businesses in compliance with Anti-Corruption Laws and has instituted and maintains as at the date of this Agreement policies and procedures designed to promote and achieve compliance with such laws.

(b)	The Guarantor (nor to the best of its knowledge and belief—having made due and careful enquiry—any agent, director, employee or officer of the

Guarantor) has made or received, or directed or authorised any other person to make or receive, any offer, payment or promise to pay, of any money, gift or other thing of value, directly or indirectly, to or for the use or benefit of any person, where this violates or would violate, or creates or would create liability for it or any other person under, any Anti-Corruption Laws.

(c)

The Guarantor (nor to the best of its knowledge and belief—having made due and careful enquiry—any agent, director, employee or officer of the Guarantor) is being investigated by any agency, or party to any proceedings, in each case in relation to any Anti-Corruption Laws.

17.2.7	The Guarantor:

(a)	is not a Restricted Party or is involved or has been involved in any transaction or conduct that is going to result in it becoming a Restricted Party; or

(b)	is not subject to a claim, proceeding or requirement with respect to any Sanction; or

(c)	is not involved in any transaction with the intention of evading or avoiding any Sanction that may be applicable.

17.3

Some of the representations and warranties indicated in Clause 17.1 above are qualified by the expression “to the best of their knowledge.” This expression shall only apply with respect to the specific subsection where it is included and it covers not only the real knowledge of the relevant Obligors but also the knowledge that they should or may have upon carrying out the relevant examination or inquiry that should objectively be expected from an orderly and diligent businessman.

17.4	Repetition of the representations and warranties

Each one of the representations and warranties contained in this Clause 17 (save for representations referred to in Clause 17.1.9, Clause 17.1.10 and Clause 17.1.22, which shall only be made on the date of this Agreement) (the “Repeating Representations”) shall be deemed to be repeated (a) on each Partial Repayment Date and (b) on each Interest Payment Date, by reference to the facts and circumstances that (then) exist, and notwithstanding the variations that, in light of the initial situation, have been permitted or authorised in accordance with the provisions of this Agreement and which have been duly notified to the Agent in accordance with the provisions of Clause 19 or by means of the financial information in accordance with the provisions of Clause 18 herein below.

18.	INFORMATION OBLIGATIONS

18.1	The Obligors must:

18.1.1

deliver to the Agent, as soon as they are available and, in any event, within one hundred eighty (180) days following the end of each of their financial years, the individual annual accounts of each of the Obligors (the “Individual Annual Financial Statements”) and the consolidated annual accounts of the Group (the “Consolidated Annual Financial Statements”) (including, in all circumstances, the balance sheet, income statement, cash-flow statement, statement of changes in equity and management report), corresponding to the ended financial year, together with the corresponding audit reports for the consolidated annual accounts of the Group and for the individual annual accounts of the Obligors;

18.1.2

deliver to the Agent, as soon as they are available and, in any event, within forty-five (45) days following the end of each of the first, second and third quarter of its financial year and within 90 days following the end of each of the fourth quarter of its financial year, the consolidated quarterly financial statements of the Group (the “Consolidated Quarterly Financial Statements”) (including, in all circumstances, the balance sheet, income statement, cash-flow statement for that quarter), with sufficient detail to calculate the ratios and financial levels envisaged in Clause 19.1 below;

18.1.3	deliver to the Agent:

(a)

by no later than 30 June of each financial year until Final Termination Date, a certificate signed by the Chief Financial Officer (CFO) of the Group and validated by the Auditors (when applicable) relating to the calculation (the “Auditor Certificate”), by reference to the relevant financial year and on the basis of the Consolidated Annual Financial Statements, of the financial covenants set out in Clause 19.1 below; and

(b)

within 45 days following the end of each of the first, second and third quarter of its financial year and within 90 days following the end of each of the fourth quarter of each financial year until Final Termination Date, a certificate signed by the Chief Financial Officer (CFO) of the Group relating to the calculation (the “CFO Certificate”), by reference to the relevant previous quarter and on the basis of the Consolidated Quarterly Financial Statements, of the financial covenants set out in Clause 19.1 below and including an statement regarding the effective Cash and Cash Equivalents position (as defined in Clause 19.1.3 below) of the Group as of the date of issuance of such certificate.

For the purposes of this Agreement, “Auditors” means an internationally reputable auditing firm appointed by the Guarantor.

The Parties agree that the first Auditor Certificate shall be delivered regarding the financial year ending on 31 December 2023 and, therefore, shall be delivered no later than 30 June 2024. The first CFO Certificate shall be delivered regarding the first quarter of2023 and, therefore, shall be delivered no later than 15 May 2023;

18.l.4

promptly, upon the formal corporate decision, inform the Lenders (through the Agent) of the Borrower’s and Guarantor’s transactional banking business, as well as the Borrower’s and Guarantor’s M&A transactions, to the extent permitted by the securities market regulations applicable to the Borrower, the Guarantor or the entities within their Group from time to time and, in any event, in accordance with such regulations. The Borrower agrees to consider with a positive approach any terms and conditions made available by the Lenders in relation to the above;

18.1.5	promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and any such information submitted by any Obligor from time to time to their investors;

18.1.6

promptly, at the request of the Agent upon the occurrence of an Event of Default referred to in Clause 20.1.1 below which is continuing and at the Borrower’s expense (having to reimburse the Agent or relevant Lender all costs and expenses incurred if obtained by itself), provide the Agent or such Lender with a Spanish sworn translation of this Agreement, in suitable form if required for enforcement or submission into evidence before the Spanish courts;

18.1.7

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, which may result in a Material Adverse Effect;

18.1.8	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any Obligor and which may result in a Material Adverse Effect.

18.1.9

promptly upon becoming aware of such circumstance, the occurrence of a potential Change of Control and/or the details of any executed disposal of assets (whether of Material IP or not) which can entail an early prepayment under Clause 13.2 of this Agreement; and

18.1.10

at any time, at the Agent’s request, provide the Agent, as soon as reasonably practicable, with such reasonable and relevant information about their business, assets, operations and the Group’s financial position or Cash position (as defined in Clause 19.1.3 below) that may be requested by the Agent (in any event by reference to the closing of a calendar month or quarter, as requested).

18.2	The Obligors warrant that:

18.2.1

each set of annual accounts, information and/or financial statements furnished by the Obligors pursuant to Clause 18.1 has been prepared in good faith and in accordance with generally accepted accounting principles in Spain and the Netherlands, and, with respect to the financial statements referred to in Clauses 18.1.1 and 18.1.2, both inclusive, that they reflect the financial position of the Obligors (and of the Group, as applicable) at the end of the period to which such financial statements refer, as well as the results of their transactions during such period; and

18.2.2	each set of Individual Annual Financial Statements and Consolidated Annual Financial Statements has been audited by the Auditors.

18.3

Likewise, the Obligors undertake to supply the Lenders (and, in the case of section 18.3.2 below, the assignee that is going to become Lender pursuant to the assignment notice) so that they may comply with money laundering regulations or the requirements and standards regarding knowledge of their clients that may apply to each of them, any additional documentation or information that may be reasonably required by any of said entities through the Agent, in the following cases:

18.3.l

whenever there is any change in the applicable regulations (or interpretation thereof) after the date of this Agreement affecting the Parties’ obligations in relation to money laundering or the customer information and documentation requirements applicable to each Lender; and

18.3.2	upon notification of an assignment by a Lender of all or part of its contractual position, in accordance with Clause 30 of this Agreement.

19.	OTHER OBLIGATIONS OF THE BORROWER

In addition to the main obligation to repay the Facility, and to make payment of interest, commissions, costs, and any other amount owed in accordance with this Agreement, for which the Obligors are responsible in accordance with the terms hereof, while this Agreement remains in force, the Borrower undertakes to comply with the additional obligations detailed in Clause 19.1 and 19.2 and the Guarantor undertakes to comply with the undertakings detailed in Clause 19.3 below.

19.1	Financial covenants

19.1.1

During the life of this Agreement, and based upon the Consolidated Annual Financial Statements and Consolidated Quarterly Financial Statements, the Borrower undertakes to fulfill the financial covenant and level indicated below on each of the test dates referred to in the table below (“Financial Covenants”):

Net Financial Debt/Gross Profit atio	Maximum Level (S)
2023	I.60x
2024	1.30x
2025	l.00x
2026 and thereafter	0.60x

Total Shareholders’ Equity	Minimum Level (>)
Until Final Termination Date	0

The first verification of the Financial Covenants shall occur in relation to the quarter ended on 31 March 2023. The verifications to be made on the test dates falling on 31 December of each financing year, shall be made by reference to the Consolidated Annual Financial Statements; and the ones falling on each 31 March, 30 June, 30 September, by reference to the Consolidated Quarterly Financial Statements. The compliance with the levels of the Net Financial Debt/Gross Profit Ratio set out in this Clause 19.1.1 shall be verified, in accordance with the following rules:

(a)

through a test carried out by the Chief Financial Officer (CFO) of the Group and validated by the Auditors, certified in accordance with Clause 18. l.3(a), by reference to the Consolidated Annual Financial Statements, during the life of this Agreement (starting with respect to those regarding the financial year end 2023); and

(b)

through a test carried out by the Chief Financial Officer (CFO) of the Group, in accordance with Clause 18. l.3(b), by reference to the Consolidated Quarterly Financial Statements, during the life of this Agreement (starting with respect to those regarding the first quarter of 2023).

The compliance with the Total Shareholders’ Equity level set out in this Clause 19.1.1 shall be confirmed by the Chief Financial Officer (CFO) of the Group, on a quarterly basis by reference to the Consolidated Quarterly Financial Statements, during the life of this Agreement.

19.1.2

Failure to comply with the levels of the Net Financial Debt/Gross Profit Ratio set out above during two consecutive periods (in the terms set out in Clause 20.1.2 below) may be cured by the Guarantor’s Shareholders or the parties designated by them (on the understanding that, under no circumstance, they will be obliged to perform said cure) by making the pertinent contribution of Equity or on-lending the relevant Subordinated Debt (hereinafter, each of them, the or a “Contribution”), subject to the following requirements:

(a)	the Contribution needed to provide such cure shall be the amount by which the outstanding principal under the Facility should need to be reduced;

(b)	said Contribution shall be deemed to reduce the Net Financial Debt (as defined below); and

(c)

a new certificate signed by the Chief Financial Officer (CFO) of the Group must be submitted, evidencing compliance with the Net Financial Debt/Gross Profit Ratio, upon completion of the cure provided for herein.

19.1.3

For the purposes of this Agreement, it is hereby agreed that the expressions set out herein shall have the meanings attributed to them in this section (on the understanding that all of them refer to the Group at a consolidated level, and that the accounting terms to which they refer shall be interpreted in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB)):

(a)	“Cash and Cash Equivalents” means cash balances and call deposits with an original maturity of three months or less.

(b)

“EBITDA” means, as at the relevant date of calculation, by reference to the twelve (12) month period ending on such calculation date and on a consolidated basis, without duplication, profit (loss) for the year before income tax (credit), financial income, interest expenses, amortization and depreciation and any share-based compensation expense payable in equity instruments (non-cash).

(c)

“Equity” means funds granted to the Obligors in the form of any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities and that result in an increase of Total Shareholders’ Equity.

(d)	“Gross Profit” means revenue-changes in inventories and raw materials and consumables used and shall be measured on the last 12-month on a rolling basis.

(e)	“Lease Liabilities” means the present value oflease payments as reported on the balance sheet.

(f)

“Net Financial Debt/Gross Profit Ratio” means, as of any date of determination, the ratio of (x) Net Financial Debt at such date to (y) the Gross Profit for the latest consolidated financial statements of the Group available.

(g)

“Net Financial Debt” means, as of the relevant date of calculation on a consolidated basis, the sum of the aggregate outstanding indebtedness of the Group (reported as “Loans and borrowings” in 2021 audited accounts) plus “Lease Liabilities” less, without duplication, (i) “Cash and Cash Equivalents”; and (ii) the “Subordinated Debt”).

(h)

“Participative Loan” means any loan entered into in accordance with and subject to the scheme described in Article 20 of Royal Decree-Law 7/1996 of June 7, on urgent tax measures and on the promotion and deregulation of economic activity (on the understanding that any payments thereunder must be made in accordance with the terms in Clause 13.2.4 and/or considered a Permitted Payment) or any equivalent loan in any other jurisdiction.

(i)

“Subordinated Debt” means any financing granted from time to time to the Obligors by their direct or indirect shareholders (which is not another Obligor) or any other third party in the form of loans or credits (including any Participative Loan), which have the express condition of being subordinated by the relevant party to all the payment obligations deriving from the Finance Documents, with regard to the order of priority for all civil and commercial effects and, in particular,

(i)	their maturity date is at least six (6) months after the Final Termination Date;

(ii)

it does not provide for the possibility of payment (including, for these purposes, payment by compensation) of commissions, interest, or other items, or the repayment of principal (including early repayment) until all the amounts owed by virtue of the Finance Documents have been totally paid (unless (a) payment constitutes a Permitted Payment; or (b) it is capitalized as share capital provided that such share capital is pledged in favor of the Lenders);

(iii)

it cannot be early terminated or accelerated nor any amount can be demanded as due under the subordinated debt until all amounts outstanding under the Finance Documents have been totally paid (unless (a) payment constitutes a Permitted Payment; or (b) it is capitalized as share capital);

(iv)

it includes a provision (for the benefit of the Lenders) stating that the obligations assumed by the relevant Obligor by virtue of said debt are subordinated to any obligations of an Obligors arising from the Finance Documents;

(v)	it is not secured or guaranteed;

(vi)	said subordination provision may not be amended or novated without the prior written consent of all Lenders; and

(vii)	the conditions contained in the paragraphs above must expressly appear in the agreements formalizing said indebtedness as stipulations in favor of the Lenders.

(j)	“Total Shareholders’ Equity” means total Equity attributable to owners of the Group.

I9.2	General undertakings

The Borrower expressly assumes the following undertakings:

19.2.1

to obtain and do whatever is necessary to keep in full effect all authorizations, approvals, licenses and consents required by the current legal provisions at any time in Spain and/or in the jurisdiction of residence, establishment, or incorporation of the relevant Subsidiary to allow them to legally enter into this Agreement and the remaining Finance Documents to which they are party, and to comply with their obligations thereunder and exercise their rights according to said terms, or to guarantee the legality, validity, effectiveness, enforceability, or probative value in Spain of this Agreement and of the remaining Finance Documents (subject to the Legal Reservations and, in the case of the Security Agreement, the Perfection Requirements);

19.2.2

to inform the Agent of the occunence of any circumstance of which it is aware and which cause that any of the representations and warranties of Clause 17 ceases to be true after the date of this Agreement when such representation and warranty should be repeated pursuant to Clause 17.4;

19.2.3

to inform the Agent, immediately and in no event later than three (3) Business Days from the date on which it is known, of the occunence of any Event of Default and, upon receipt of written request to that effect from the Agent, to confirm to the Agent that, unless previously notified or notified in the relevant confirmation itself, that no Event of Default has occurred;

19.2.4

to maintain the payment obligations of the Borrower under the Finance Documents with at least the same rank with the claims of all its other unsecured or unsubordinated, except for obligations mandatorily preferred by law applying to companies generally;

19.2.5	not to grant or allow any Security to be granted over its assets, other than:

(a)	those which are required to be granted by law; and/or

(b)	those which are to be granted pursuant to this Agreement or which are Permitted Security or otherwise which have been expressly authorized by the Majority Lenders; and/or

(c)	those detailed in paragraphs (a) to (d) of Clause 19.2.6 below;

19.2.6	not to grant or maintain, nor allow any of its Subsidiary to maintain, any bonds or guarantees, including counter-guarantees, other than:

(a)	the First Demand Guarantee;

(b)	those which are required to be granted under the Permitted Security;

(c)	the Permitted Indebtedness; and/or

(d)

those guarantees granted in the ordinary course of business (on arm’s-length basis, based on legitimate grounds and taking into account the corporate interest of the Group or any of its members) or in connection with any Permitted Disposal provided such disposal is made in the ordinary course of business (on arm’s-length basis, based on legitimate grounds and taking into account the corporate interest of the Group or any of its members).

19.2.7

except for the Permitted Indebtedness, not to grant loans, credit or financings of any kind, nor to transfer funds, in favor of any third parties that are: (a) outside of the Group, (b) beyond the ordinary course of business, (c) not on arm’s-length basis, not based on legitimate grounds and not taking into account the corporate interest of the Group or any of its members. For the avoidance of doubt, parent company guarantees or other corporate guarantees granted by any companies in the Group in the ordinary course of business are permitted.

19.2.8

not to create or recognize, nor allow other companies in its Subsidiaries to create or recognize, debt, on or off the balance sheet (including derivative instruments), or to obtain financing of any type (including loans, credits, discounts, factoring, leasing, the acquisition of non-real estate assets with deferred payments), except for the Permitted Indebtedness.

19.2.9

not to sell, lease, or otherwise effectively dispose of assets (whether tangible or intangible, present or future), with the exception of any Permitted Disposal. For the avoidance of doubt, the proceeds obtained from a Permitted Disposals shall not be applied to the mandatory prepayment of the Facility in the terms of Clauses 13.2.2 and 13.2.3 above;

For the purposes of this Agreement, “Permitted Disposals” means any disposal by any means (that is on arm’s length terms):

(a)	made between the companies of the Group;

(b)	of any asset (other than shares or business) made by any member of the Group in the ordinary course of business;

(c)	of Cash or Cash Equivalents;

(d)	the sale or transfer by any means of shares held by the Borrower in Wallbox Fawsn Charging Systen1 Co. Ltd;

(e)	expressly permitted under this Agreement or in a Security Document;

(f)	which is a moveable plant and machinery and fixtures and fittings in accordance with good estate management;

(g)	in the ordinary course of trade or business;

(h)	a Permitted Security;

(i)	which is a lease, sub-lease or licence of property in the ordinary course of business;

(j)	of obsolete or redundant or excess assets;

(k)	of any moveable plant and machinery (other than fixtures) in the ordinary course of business; and/or

(1)	with the prior written consent of the Agent (acting on the instructions of the Majority Lenders);

19.2.10	to use the Facility exclusively for the purpose set out in this Agreement;

19.2.11

to maintain with financially sound and reputable insurance companies, insurance with respect to the Borrower and its Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated persons engaged in the same, similar or complementary businesses) as are customarily carried under similar circumstances by such other persons;

19.2.12

to maintain, at all times during the term of this Agreement, a minimum Cash and Cash Equivalents for an amount of at least thirty million euros (€30,000,000) and to maintain in the Spanish Accounts, at all times during the term of this Agreement, at least an amount equal to twelve (12) months of debt service. For the purposes of clarification, debt service shall mean any amounts that shall be due and payable by the Borrower under this Agreement in each following 12-month period including payment of principal and interest for the relevant 12-month period;

19.2.13

not to incorporate, nor allow other companies within its Subsidiaries to incorporate, new companies, entities or groupings, nor to enter into joint venture agreements, nor to acquire by any means any equity interest in existing companies and/or entities neither to invest in Capex for an annual aggregate amount higher than €30,000,000, without the prior written consent of the Lenders. In case the Group shows a positive EBITDA in the relevant Consolidated Annual Financial Statements and/or Consolidated Quarterly Financial Statements during two consecutive quarters, this limitation will cease to apply.

For the purposes of this Agreement, “Capex” means capex expenditure, including, without limitation, effective payments made for investments in property, plant and equipment, intangible and financial fixed assets, including capitalized costs;

19.2.14

not to adopt, nor consent to the adoption, of corporate resolutions aimed at amending the articles of association unless (i) such amendments do not affect and cannot in any way affect the rights of the Lenders under the Finance Documents and (ii) those that may be required by law. In the event that the Borrower intends to change its registered address, such action shall be authorized by the Lenders, provided that the validity and enforceability of the Finance Documents is maintained, the Lenders’ contractual and/or procedural rights or privileges are not impaired in any manner whatsoever and that the documents which, in the reasonable opinion of the Lenders, are required to maintain and preserve all the foregoing are duly signed in due course (at the Borrower’s expense);

19.2.15

to keep its accounting and draft its annual accounts and other financial statements (including the consolidated accounts and statements of the Group), and also those relating to its Subsidiaries, in accordance with the current legal development and in accordance with the applicable generally accepted accounting principles;

19.2.16

not to vary its accounting criteria and practices, nor those relating to its Subsidiaries, unless required by the applicable legislation. If due to any applicable legislation, a change in such practices and criteria is required, the definition of the commitments, covenants and terms of a financial nature set out in this Agreement shall be revised by the Borrower and Lenders so that they are adapted to the new circumstances. Any costs and fees of any kind arising from an amendment of this Agreement due to the terms of this Clause shall be borne by the Borrower;

19.2.17	not to decrease their current stake in the share capital of the companies of the Group, unless:

(a)	said circumstance is motivated by a merger procedure that is permitted under this Agreement or it is merger between companies of the Group;

(b)	it is due to transfers of equity interests in the share capital of the companies of the Group among the Obligors themselves or any companies of the Group;

(c)	it is permitted under this Agreement; or

(d)	it is mandatory by law,

neither to hold shares or holdings in treasury shares nor to carry out transactions relating to treasury shares;

19.2.18

with respect to the Borrower, to exercise the voting rights it holds in its Subsidiaries in a way that such exercise ensures at all times the Borrower’s compliance with the obligations arising from the Finance Documents;

19.2.19

to ensure, by any means permitted by law (including, but not limited to, the distribution of any unrestricted reserves) and without incurring in any Indebtedness for such purpose, that the economic flows generated by its Subsidiaries are distributed to the extent necessary to the Borrower, in strict compliance with any applicable material corporate, accounting or tax regulations (specifically, with any transfer pricing regulation) and with their respective bylaws and, in particular, in order to ensure that the Financial Covenants are met at all times;

19.2.20

to maintain and make all its Subsidiaries to maintain the specific business activity of their current corporate purpose, or an ancillary or related businesses, without carrying out any act addressed to alter or substantially change such activity, and to carry out such activity in full compliance with all material respects of the applicable legislation, carrying out the actions needed so that its Subsidiaries comply with the material obligations in all material respects imposed by any civil, commercial, social, labor, tax, environmental or administrative obligation, or any other kind of obligation applicable thereto;

19.2.21

with respect to the Borrower and its Subsidiaries, to obtain and/or request, process, and carry out the actions needed to obtain and maintain all permits, licenses, and authorizations of any kind that are needed for the purpose of carrying out the activities representing their corporate purpose and the corporate purpose (where failure to do so has or is reasonably likely to have a Material Adverse Effect);

19.2.22

with respect to the Borrower and its Subsidiaries, not to issue, nor allow to issue options, convertible bonds, or other rights of equivalent nature that entitle to acquire any type of equity interest in the share capital of any of the Borrower and its Subsidiaries except if it is permitted under this Agreement (in particular, under a Permitted Disposal or a Permitted Security);

19.2.23	in connection with the Material IP to:

(i)	protect, defend and maintain the validity and enforceability;

(ii)	use reasonable endeavours to prevent any infringement thereof in any material respect;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain the Material IP in full force and effect and record its interest therein.

(iv)

not use or permit the Material IP to be used in a way or take any step or omit to take any step-in respect of that Material IP which may materially and adversely affect its the existence or value or materially and adversely imperil the right of any member of the Group to use such property;

(v)	not discontinue the use of any of the Material IP;

(vi)	promptly advise the Lenders in writing of material infiingements of the Material IP; and

(vii)	not allow the Material IP to be abandoned, forfeited, dedicated to the public or encumbered without the Lenders’ prior written consent;

19.2.24

not to sell, dispose or encumber in any manner whatsoever the Material IP and not to sell, dispose or encumber in any manner whatsoever the Intellectual Property owned by any company of the Group in a way it could lead to a Material Adverse Effect;

19.2.25

preserve ownership or legitimate right of use over all their relevant assets, both tangible and intangible, needed to perform the main activities of the Group, taking whatever actions are needed and paying whatever amounts are required for the purpose of preserving ownership thereof;

19.2.26	not to (and shall ensure no of its Subsidiaries will) hold any cryptocurrencies at any time;

19.2.27	not to enter into any hedging or derivative agreement (other than currency hedging transactions in the ordinary course of business and without any speculative purpose whatsoever);

19.2.28

to punctually carry out any actions that may be necessary at all times to obtain and maintain in all material respects the full validity and effectiveness of the Security granted or to be granted to the Lenders in accordance with the Finance Documents;

19.2.29

not to use the Facility to support the investment by the Borrower, the Guarantor or any of its Subsidiaries, or by any direct or indirect shareholder of any of them for any illicit use, including products of money laundering or linked to the financing of terrorism, and to promptly inform the Lenders if at any time it becomes aware of an illicit use of any such funds;

19.2.30

not to (i) use, lend, contribute, or in any other form facilitate all or part of the funds under this Agreement to finance any transaction, business, or any other activity that is carried out for the benefit of any Restricted Party; or (ii) get involved in any transaction with the aim of avoiding, evading, or breaching or attempting to breach any Sanction applicable thereto; (iii) finance all or part of any payment in connection with a Finance Document with funds deriving from any business or transaction carried out, to the best of their knowledge, with a Restricted Party, or any action that results in a failure to comply with a Sanction.

19.3	General undertaking of the Guarantor

The Guarantor expressly assumes the following undertakings:

19.3.1

to cause the Borrower to comply with the obligations contained in Clause 19.2 above including, in particular, by exercising the voting rights it holds in the Borrower in a way that such exercise ensures at all times the Borrower’s compliance with the those obligations;

19.3.2

to obtain and do whatever is necessary to keep in full effect all authorizations, approvals, licenses and consents required by the current legal provisions at any time in the Netherlands to allow it to legally enter into this Agreement and the remaining Finance Documents to which it is a party, and to comply with its obligations thereunder and exercise its rights according to said terms, or to guarantee the legality, validity, effectiveness, enforceability, or probative value in Spain and/or the Netherlands of this Agreement and of the remaining Finance Documents (subject to the Legal Reservations and, in the case of the Security Agreements, the Perfection Requirements).

19.3.3

To comply at all times with any legal regulations applicable (but not limited to, any local, regional, national legislation or contained in international treaties signed by the Netherlands and the regulations of the European Union, including as well the compliance with corrective measures required by such normatively), including also own legal obligations of due diligence (including, without limitation, the keeping of trade books) and the corresponding tax and any other obligations (including also the obligations of reporting of information to the relevant competent authorities, supervisors and regulatory bodies.

20.	EVENTS OF DEFAULT

20.1	Events of Default

All amounts outstanding by virtue of this Agreement may be declared due and payable by the Majority Lenders in accordance with the terms of Clause 21.2 below, if any one of the below circumstances occur and is not waived or, if being capable of cure, cured within fifteen (15) Business Days from the earlier of the date on which (i) the Borrower becomes aware (or should have become aware if it had acted diligently) of the occurrence of the relevant Event of Default or (ii) the Agent communicates such circumstance to the Borrower (hereinafter each referred to as a “Event of Default”).

The Parties acknowledge that each Event of Default constitutes an essential element for this Agreement to be kept in force by the Lenders, being this acknowledged and accepted by the Borrower and, where applicable, the Guarantor, for all appropriate legal and contractual purposes.

The Parties agree that each of the following circumstances constitute an Event of Default:

20.1.1

Failure to pay on the relevant due dates any amount that is due by the Borrower to the Lenders and/or to the Agent for principal, interest, default interest, commissions, taxes, fees, or for any other purpose set out in this Agreement or in any of the remaining Finance Documents (including any repayment obligation arising from Clause 13.2), unless the failure to pay has been caused by a technical or administrative error of the intervening bank when transferring the funds, and the payment is made within three (3) Business Days following the date when it became due and payable.

20.1.2	The failure to comply during two (2) consecutive testing periods with any of the Financial Covenants provided that is not cured in accordance with the terms of Clause 19.1.

20.1.3

Failure to comply by any of the Obligors with any of the other obligations (binding on them or on any other member of the Group) (different from payment and financial covenants obligations) assumed under this Agreement (especially those set forth in Clauses 18 and 19, when applicable to the relevant Obligor) and in the remaining Finance Documents to which they are party.

20.1.4

Misrepresentation or inaccuracy in any of the representations made by any of the Obligors in the Finance Documents or in any information provided by the Obligors on the basis of which the Lenders have signed this Agreement, as well as representations that the Obligors henceforth make in accordance with the provisions of the Finance Documents.

20.1.5	If any of the Obligors:

(a)	fails to comply with any payment obligations in accordance with agreements relating to any Indebtedness entered into with third parties; or

(b)

fails to comply with any payment obligations in accordance with other agreements of a commercial nature entered into with third parties for an annual amount higher than THREE MILLION EUROS (€3,000,000).

20.1.6	If any of the Obligors:

(a)	is unable or admits inability to pay its debts as they fall due or insolvency or pre insolvency;

(b)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(c)	suspends of threatens to suspend making payments on any of its debts;

(d)

it falls into any of the categories set out in Article 363(c) of the Spanish Companies Act and any other applicable legislation which would require it to be dissolved unless the relevant Obligor or its shareholders provide evidence satisfactory to the Agent that, in accordance with the relevant regulation (and to the extent permitted under any applicable laws), the steps are being taken to remedy the situations and remove the requirement for that Obligor’s dissolution within the period legally established for that purpose;

(e)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

20.1.7

If any of the Obligors cannot, generally, pay its debts to the extent they are due, or (and to the extent permitted under any applicable laws) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or equivalent scenario) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor (other than in relation to discussions with the Lenders in relation to the Finance Documents);

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets;

(d)	enforcement of any Security over any assets of any Obligor or an attachment over any asset subject to any Security Agreement;

(e)

any action by any Obligor, any of their respective directors or any third party aiming to the declaration of insolvency (“concurso”), including any “solicitud de concurso voluntario” or the occurrence of any of the situations described in Article 5.2, Article 583 and the Second Book of the Insolvency Law (or equivalent under any applicable laws).

20.1.8

If any litigation, arbitration or administrative proceedings or investigations of, or before, any court or arbitral body are started and under which final non-appealable judgment or order is made against an Obligor which may result in a Material Adverse Effect.

20.1.9

If during the term of this Agreement, claims or penalties are claimed against the Obligors of a tax nature once the relevant administrative process on the tax debt/sanction liquidation has become final and provided it entails a Material Adverse Effect.

20.1.10

If any authorisation, license or administrative approval is revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term where such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Effect and, in particular, if any stock exchange or regulatory authority applicable to the Guarantor revokes, rescinds, suspends, modifies in an adverse manner or does not renew any such authorisation, license or administrative approval which may entail a Material Adverse Effect.

20.1.11

If any of the material obligations arising from the Finance Documents for the parties thereof (which are different from the Lenders and the Agent) is not legal, valid and binding, as well as if such circumstance occurs in connection with any of the Security Agreement.

20.1.12	If any Material Adverse Effect occurs, unless express prior written consent by all the Lenders.

20.1.13	If the Borrower or its Subsidiaries takes any type of action or measure against the terms of Clauses 19.2.1 and 19.2.28 above which leads to:

(a)	the impairment of rights granted to beneficiaries pursuant to the Security Agreements; or

(b)	the enforceability of the Security Agreements.

20.1.14

If the opinion expressed by the Auditors on any of the financial statements of any Obligors delivered in accordance with the terms of Clause 18 above is issued with an “unfavourable opinion”, an “opinion with reservations”, an “opinion with exceptions” (on the understanding that if it is an opinion with reservations or exceptions only to the extent that it is based on facts or circumstances whose impact on the assets could result in a Material Adverse Effect) or a “denied opinion”, in accordance with the generally accepted accounting principles in Spain (or where applicable in the jurisdiction where the corresponding Obligor is domiciled) and the applicable technical audit standards.

20.1.15	If an Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

20.1.16	If it is or becomes illegal for an Obligor to fulfill its obligations under any of the Finance Documents (including any Warrant Document).

20.2	Declaration of early termination

20.2.1

Should any Event of Default set out in Clause 20.l above occur and is continuing (that is, once any remediation period stated in said Clause 20.l has elapsed or has not been waived), the Agent shall declare the early termination, if the Majority Lenders so decides, and shall require the Borrower to make immediate payment of the amounts owed pursuant to this Agreement.

20.2.2

In any case, the individual right of each Lender to invoke the early termination of this Agreement shall remain intact, with respect to its participation therein, after the lapse of fifteen (15) Business Days after the notification by the Agent to the Lenders of its intention to exercise such right, without the Majority Lenders having agreed for the early termination.

20.3	Consequences of early termination

In the event that, pursuant to the terms of Clause 20.2 above, the Agent (in the case provided for under Clause 20.2.1) or any Lender (in the case provided for under Clause 20.2.2) were to declare the early termination of this Agreement, the Borrower shall be bound to pay the Lenders (or, where applicable, the Lender that has opted for early termination), on the same date if it is a Business Day that the early termination has been declared, the outstanding Facility Amount (or where applicable, the portion thereof that corresponds to the Lender that has opted for early termination), as well as the other amounts due by virtue of this Agreement, including ordinary and default interest, fees, taxes, and expenses owed in accordance with the terms of this Agreement, and likewise the corresponding indemnity pursuant to Clause 21 below.

In any case, once the early maturity of this Agreement has been declared by the Lenders, any judicial or extrajudicial claim relating to the in rem security created under the Security Agreements and the First Demand Guarantee granted in relation to this Agreement

(including the enforcement thereof), and for which the Lenders shall be responsible for exercising, must be initiated in accordance with the last paragraph of this Clause 20.3 through the Agent, who sha11 act for these purposes as a special attorney of the Lenders, condition that shall be formalized by means of the granting of the authorizations necessary for that purpose.

Likewise, those Lenders that cannot grant the aforementioned authorizations undertake to exercise the aforementioned actions and claims jointly with the Agent, in a single procedure.

In any event, and in accordance with the terms of Clause 36.3, the enforcement of the in rem security referred to thereunder and of the First Demand Guarantee, shall require the prior agreement of the Majority Lenders (thus without enforcement being possible by the individual decision of a Lender, not even in the cases provided for under Clauses 15, 16 and 20.2.2 above).

SECTION VII

INDEMNITY

21.	INDEMNITY

21.1

In the event that any Lender, or the Agent acting on its behalf, should receive or recover the whole or any part of the share corresponding to that Lender in the outstanding Facility Amount, when such reception takes place on a date other than an Interest Payment Date, then the Borrower shall pay to the Agent, at the Agent’s request on behalf of the Lender concerned, the applicable Break Costs in accordance with the realization of said payment (as calculated by the Agent or the Lender concerned).

The compensation that is due in accordance with the provisions of this Clause 21 shall be cumulative and not exclusive with respect to the obligation to pay default interest to which the Borrower may be entitled pursuant to the provisions of Clause 9 herein above.

21.2	The Borrower shall indemnify:

21.2.1

the Agent and each of the Lenders in respect of any expense, claim, loss (but excluding loss of profit), necessary outgoings (such as legal fees) or liability reasonably incurred by them, along with such amount if irrevocable VAT as may be applicable thereto, which any of them may suffer or that may arise with respect to any of them as a result of the occurrence of any Event of Default attributable to the Obligors or due to any breach by the Borrower of the obligations assumed by them under this Agreement; and

21.2.2

each of the Lenders in respect of any loss or damage (but excluding loss of profit) that they may suffer as a result of contributing or committing the funds corresponding to their participation in the Facility Amount, when such Facility does not become effective due to a breach of the provisions of this Agreement attributable to the Borrower.

21.3	For the purposes of this Agreement, “VAT” means:

(i)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(ii)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (i) above or imposed elsewhere.

SECTION VIII

PAYMENTS

22.	PAYMENTS

22.1

All payments relating to costs and expenses that the Borrower or, as the case may be, the Guarantor are bound to make as the result of any obligation assumed by them under this Agreement shall be made in Euros, this is, the single currency in the member states of the Economic and Monetary Union (EMU) of the European Union.

22.2

All payments that the Borrower or, as the case may be, the Guarantor are bound to make in respect of principal, interest, commissions, expenses or as regards any other item arising under this Agreement shall be paid by twelve o’clock in the morning (12:00 a.m.) on the date upon which they fall due in terms of this Agreement, according to the value of that date pursuant to the valuation rules of the Bank of Spain (or, as the case may be, of the European Central Bank), without any need for prior notice. Payment shall be made by way of deposit of the sum concerned in such accounts as the Agent may from time to time has notified in writing to the Borrower.

For this purpose, the Borrower and the Guarantor hereby expressly authorise the Agent to debit these accounts with the amounts owed by each of them for any reason under this Agreement on each of the dates on which they are to be paid.

Any payment that the Borrower and/or the Guarantor, as the case may be, are bound to make in terms of this Agreement shall be deemed to have been received by the Lenders when the amount thereof is at the disposal of the Agent in such accounts referred to above, which shall give rise to full effects of receipt and discharge insofar as the Borrower and the Guarantor are concerned, as if such payment/s had been received in the corresponding proportion by the other Lenders.

22.3

The Agent shall distribute the sums effectively received among the Lenders, in proportion to their respective participation in the relevant payment. The Agent shall pay such amounts into the corresponding account, among those that the other Lenders may from time to time have notified in writing to the Agent, on the same date on which the Agent has received them from the Borrower or, as the case may be, from the Guarantor and according to the valuation rules laid down by the Bank of Spain (or, as the case may be, by the European Central Bank or in accordance with such other rules of valuation as may be applicable).

22.4

Except as otherwise provided in this Agreement or in the Finance Documents, all payments that the Borrower and/or the Guarantor are bound to make shall be made net and without any deductions in respect of taxes, set-off, withholdings or any other concept, in accordance with the provisions of Clause 14 herein above and the domestic legislation applicable to the Obligors.

22.5

When the Agent is notified of the remittance of any amount on behalf of any Party to this Agreement, it shall not be bound to pay over the said sum until it is completely satisfied that such amount has been effectively received. However, in the event that the Agent should pay over any sum in advance before it has effectively been received, the Agent shall be entitled both to request the person/s in receipt of such sum/s to repay it/them and to claim payment of the expenses incurred as a result of such payment in advance from the party in breach.

23.	SET-OFF

The Obligors hereby expressly authorise each Lender to apply any balance/s they may hold in their favour, whether in any current, savings or loan account or on fixed-term deposit or any other kind of deposit and whether present or future, towards payment of any sum/s due, outstanding and unpaid (liquido, vencible y exigible) by the Obligors under this Agreement. The said authorisation shall also cover conversion from one currency to another in accordance with the market practice, being the Lenders required to make best efforts to maximize the amount of the same. It is excluded the set-off rights of any kind of securities, including company shares and stock, deposited by the Obligors with the Lenders (excluding those subject, if applicable, to the Security Agreements, the former hereby authorise the latter to sell them with a view to set-off the obligations assumed by the Obligors under this Agreement by means of the sum/s received from such sale/s).

The Lenders that proceed to make any set-off pursuant to this Clause, shall notify the Agent and the Borrower this extent within three (3) Business Days from the date of the relevant set-off.

24.	PROPORTIONALITY OF PAYMENTS

Any payment received by the Lenders from the Obligors in respect of principal of the Facility or interest, whether via the Agent or by any other means (including through the exercise of a set-off right), shall be proportional to their respective participation in the Facility Amount to which the payment shall be allocated (except in those cases provided for in Clauses 15, 16, and 20.2.2 above). Any Lender that receives any payment/sunder the Facility which fail/s to respect the proportionality referred to above shall place the whole of the payment/s received at the disposal of the Agent so that the Agent may duly redistribute such payment/s among the Lenders.

Notwithstanding the exception provided for in the following paragraph, the system of proportionality established in this Clause 24 shall be equally applicable in the event that any of the Lenders should have received any sum in an amount greater than that received by the other Lenders pursuant to the privilege set forth in Section 280.7 of the Insolvency Act (or any other similar provision under the jurisdiction of the relevant Obligor), except when, before bringing insolvency proceedings against the Obligor, the relevant Lender has offered to the other Lenders the opportunity of filing, through the Agent, a joint request for insolvency proceedings and the Majority Lenders has not approved such a joint request no later than five (5) Business days thereafter. For such purposes, the Lenders hereby authorise the Agent, as from the date of execution hereof, so that, following agreement by the Majority Lenders to that end, the Agent may seek a declaration of insolvency in relation to any Obligor in the name and on behalf of those Lenders who voted in favour of the request for insolvency proceedings against the relevant Obligor. The Lenders that cannot empower the Agent in relation to the actions foreseen in this section undertake to appear, jointly with the Agent, to carry out the actions or to grant the documents that may be required.

Furthermore, the Lenders hereby expressly agree that the proportionality rule provided for in this Clause 24 shall not be applicable in respect of any sum/s representing principal and/or interest that, if applicable, any Lender, which, in the event of the insolvency of any Obligor and by virtue of the provisions of Section 281.1 or Section 281.5, read along with those of Section 282, 283 and 284, of the Insolvency Act (or of any other analogous provision under the jurisdiction of the relevant Obliger) falls to be deemed a subordinate creditor, may cease to receive.

In the event that there are amounts due under this Agreement, allocation of payments due under this Agreement shall be done pro rata so that, at all times, each of the Lenders receive payments proportionally to their claims against the Borrower under this Agreement. Any Lender that receives any payment/s under this Agreement which fail/s to respect the proportionality referred to above shall place, as applicable, the whole of the payment/s received at the disposal of the Agent so that the Agent may duly redistribute such payment/s among the Lenders.

25.	ALLOCATION OF PAYMENTS

25.1

Any payment made by the Borrower and, if applicable, the Guarantor to the Agent, pursuant to the provisions of this Agreement, for distribution among the Lenders, shall be allocated to the following items of those amounts owed by the Borrower and, if applicable, the Guarantor, in accordance with the order set out as follows:

1-	Default Interest

2-	Ordinary interest and Break Costs

3-	Fees

4-	Costs and taxes

5-	Indemnity and increase costs

6-	Judicial costs

7-	Facility Amount which is outstanding

25.2

The allocation of payments shall begin with those debts that have been outstanding for longest. Under no circumstances shall the allocation of any payment to any debt be deemed to imply the waiver of any other debt, even though such other debt may have been outstanding for longer and may have arisen from the same or a different obligation, unless such waiver is expressly stated by the Lenders.

25.3

Payments shall be allocated in the same manner in the event that, as a result of any extraordinary and unanticipated circumstances and notwithstanding the provisions of this Agreement, payment should be made by the Borrower or, if applicable, the Guarantor to any of the Lenders, but without prejudice to the pro rata distribution that would fall to be carried out in such a case in accordance with the provisions of Clause 24 herein above.

SECTION IX

FEES AND EXPENSES

26.	FEES

26.1	Structuring fee

The Borrower shall pay to the Original Lender a structuring fee for the amount indicated in the letter sent by the Original Lender to the Borrower on the dat of this Agreement, which it expressly declares to know and accept.

26.2	Extension fee

In case the Borrower submits an Extension Request pursuant to Clause 11.2 and the Extended Termination Date is accepted by the Lenders, the Borrower shall pay to the Lenders an extension fee for an amount equivalent to cero point thirty percent (0.30%) of the Facility Amount within a term of five (5) Business Days as from receipt of the Extension Response (the “Extension Fee”).

27.	COSTS AND EXPENSES

27.1

The Borrower shall bear or, as the case may be and at the request of the Agent (following the instructions provided by the Lenders for such purposes), repay to the Agent and the Lenders, all duly evidenced,justified and reasonable costs and expenses (including notary’s costs, the fees of the Lenders’ legal advisers—according to the budgets previously approved by the Borrower and any costs and expenses related to the eventual sworn translation of this Agreement if required as referred to in Clause 18.1.6 above, together with the corresponding VAT (save to the extent that a Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority), incurred by the former in relation with the negotiation, preparation, granting and notarizing of this Agreement and of the other Finance Documents, as well as with the performance of the operations contemplated therein (including expressly the negotiation, preparation and perfection of any guarantees referred to in this Agreement, the performance of any necessary novation both in relation to said guarantees and to the other Finance Documents -including, in connection with any Extension Request and relevant documentation in order to formalize it, if applicable—and any expenses derived from the authorization by the Lenders of specific actions or situations that affect any of the Obligors and that contravene the provisions of Clause 18 or 19 of this Agreement waivers), and with the exception of the expenses, taxes and disbursements derived from the assignments made by the Lenders in accordance with the provisions of Clause 30, which shall be paid and supported by the assignor or assignee of the Lenders.

27.2

At the request of the Agent, the Borrower shall repay to the Agent and the Lenders all reasonable and justified costs and expenses, whether of a judicial or an extra-judicial nature, and the fees of lawyers and court attorneys that are incurred (provided that the Borrower is ordered to pay the costs of the proceedings in question) or any others reasonable and justified that could arise as a result of any Events of Default or on the occasion of the enforcement (or, where applicable, preservation) of any rights under any of the Finance Documents.

27.3

The Borrower shall bear all the indirect taxes (save to the extent that a Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority), duties and contributions of any kind, whether present or future, arising as a result of the formalisation, application, execution, performance and termination of this Agreement and of the remaining Finance Documents (excluding any assignment made by the Lender of any Finance Documents). Subject to Clause 14.3, the Borrower shall be bound to indemnify the Agent and the Lenders with respect to any liability, expense or claim that may arise as a result of any failure to pay or delay in payment of the aforementioned taxes, duties and contributions, unless such failure is directly attributable to the Lenders or to the Agent, as the case may be.

Notwithstanding any other provisions of this Agreement and for the avoidance of doubt, any taxes accrue for the exercise by any Lender (or its successors) of the rights under Warrant Agreement shall be borne by the Lender (or its successors).

27.4

The Borrower shall also be responsible for the fees, costs and expenses duly justified derived from the movement of funds in the accounts of the Lenders in the Bank of Spain or derived from any other system used by the Lenders to make the payments provided for in this Agreement.

SECTIONX

AGENCY PROVISIONS

28.	THE AGENT AND THE LENDERS

28.1	Designation

Upon any assignment under this Agreement in accordance with Clause 30 being effective, each of the Lenders (other than the Original Lender), jointly and irrevocably appoint BBVA to act as its Agent in relation to this Agreement for the period of time between the date of signature of this Agreement (included) and as long as this Agreement remains in force (with the express acknowledgement and consent by the Obligors).

The Lenders authorise the entity that at any given time holds the condition of Agent to exercise the rights, powers and faculties expressly delegated to the Agent in accordance with this Agreement, together with all other rights, faculties and powers of an ancillary nature with respect to the former. Without limiting the independent and joint nature of the obligations of the Lenders under this Agreement, it is agreed that, in relation to the development and operation of this Agreement and any other Finance Document, the Agent shall act both in its own name and right and as an irrevocable special agent of the Lenders. Consequently, unless otherwise expressly provided for in this Agreement, (i) any notification between the Lenders and the Obligors shall be channelled through the Agent, (ii) any notification made or received by the Agent shall produce the same effects as if it had been made or received by the Lenders, and (iii) payments of any nature derived from this Agreement shall be made by the Obligates precisely to the Agent, with full discharge effects for the former as if they had been received in the corresponding proportion by the other Lenders. In accordance with the provisions of Article 1170 of the Spanish Civil Code, in the event that any cheque or check delivered by the Borrower or the Guarantor to the Agent cannot be made, such delivery shall not produce the effects of payment, nor shall it therefore release the Borrower or the Guarantor from their obligation, furthermore giving the Agent, if the latter has made the payments foreseen in favour of the Lenders the corresponding right to repeat against the latter.

28.2	Resignation

The Agent may at any time resign from the office to which he is appointed in terms of this Agreement, without any need to give any reason for such resignation. It shall do so by giving prior written notice to that effect to all the other parties to the Agreement, but on the understanding that its resignation will not become effective until a successor to the Agent has been appointed in accordance with the following provisions of this Clause 28.2 and such successor has accepted office.

If the Agent gives prior notice of its resignation pursuant to this Clause, the Majority Lenders may, with the Borrower’s consent, appoint a successor to the Agent within thirty (30) days. Such consent on the part of the Borrower may not be unreasonably withheld provided that the agency fee remains unchanged (unless otherwise agreed between the Lenders and the Borrower) and, if the new Agent is one of the Lenders, the Borrower shall not refuse their consent under any circumstances. The Borrower’s consent shall be deemed to have been tacitly given if the Borrower fails to notify the outgoing Agent in writing to the contrary within ten (10) days of the date when they received the resignation notice. In the event that the Majority Lenders should fail to appoint a successor within the said period referred to above with the consent of the Borrower (when such consent is required pursuant to the foregoing provisions) or if the appointee should refuse to accept the office, then the Agent shall itself designate a successor from among the Lenders, subject to prior notice being given to the Borrower.

Once a successor to the Agent has been duly appointed and the appointee has accepted office, the outgoing Agent shall be freed and relieved of any other obligations under this Agreement but shall remain subject to the obligations and entitled to the rights provided for in Clause 28.4 below in relation to its conduct in the exercise of that office.

The Agent shall resign in accordance with this Clause 28.2 if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

28.2.1

the Agent fails to respond to a request under Clause 14.7 and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

28.2.2	the information supplied by the Agent pursuant to Clause 14.7 indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

28.2.3	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

28.3	Revocation

In the event that the Agent should fail to comply with its obligations under this Agreement and/or the other Finance Documents, the Majority Lenders shall be entitled to revoke the appointment of the Agent.

The Lender that invokes grounds for revocation as provided for in the preceding paragraph shall immediately inform the Agent thereof, with a view to an appropriate decision being adopted in that regard by the Majority Lenders.

The Agent shall then pass the request from the relevant Lender to the other Lenders by no later than the third (3rd) Business Day immediately following the date of receipt of such request.

The other Lenders shall notify the Agent of their position in relation to the matter within five (5) Business Days of the date when the request was remitted by the Agent.

The decision adopted by the Majority Lenders shall be notified, on the same date as it is adopted, by the Agent to the other parties and, if it is in favour of the Agent’s substitution, also to the Borrower.

The revocation of the Agent shall not be effective until a successor is appointed by the Majority Lenders. However, from the moment in which, in accordance with the provisions of the preceding paragraphs, the Majority Lenders has adopted the decision to revoke the appointment of the existing Agent, all the functions delegated to the outgoing Agent shall be deemed automatically revoked except those intended for the appointment of the new Agent as well as those initially delegated to the Agent which are strictly necessary to preserve the rights conferred on the Parties to this Agreement and the other Finance Documents and provided that, in the latter case, it has received express written instructions from the Lenders on how to exercise them.

Once the revocation of the outgoing Agent’s appointment has been agreed, the procedure for appointing the new Agent shall commence immediately. The provisions of Clause 28.2 herein above relating to the Agent’s resignation shall apply as regards the form and deadlines of the said procedure.

Once a successor to the Agent has been duly appointed and the appointee has accepted office, the outgoing Agent shall be freed and relieved of any other obligations under this Agreement but shall remain subject to the obligations and entitled to the rights provided for in Clause 28.2 herein below in relation to its conduct in the exercise of its office.

If the Agent should so request in writing, the Lenders shall be bound, within the period of thirty (30) days following the date of receipt of such request, to execute such public and/or private documents as may be necessary in order to ratify the powers conferred upon the Agent in terms of this Agreement and the other Finance Documents.

28.4	Powers and obligations

28.4.1	The Agent shall be entitled as follows:

(a)	to assume, unless having received any notice to the contrary from any other party to this Agreement in its condition as Agent, that:

(i)	any formal representations made by the Borrower or the Guarantor in connection with this Agreement, any of the other Finance Documents or the securities provided hereunder are true;

(ii)	no Event of Default has occurred pursuant to the provisions of Clause 20.1 herein above; and

(iii)

no right or power conferred under this Agreement upon all or upon the Majority Lenders, as the case may be, or upon each of them or upon any other person or group of persons has been exercised, unless it has received, in its capacity as Agent to the Lenders, notification to the contrary from any other party to the Agreement;

(b)

to exercise on behalfof the Lenders the appropriate judicial or extrajudicial actions and claims in relation to the guarantees provided at all times by the Lenders and/or the Guarantor in favour of the Lenders in accordance with the provisions of this Agreement. The Lenders may grant to the Agent such powers of attorney as may be necessary for this purpose whenever possible.

Likewise, any enforcing Lender to which the above granting is not possible, undertakes to exercise jointly with the Agent and/or with the other enforcing Lender as applicable—and in the same procedure—the aforementioned actions and claims in question;

(c)

to engage and pay for the advice or services of lawyers, accountants, or other experts whose advice or services may appear to it to be necessary, desirable or desirable, and rely on the advice thus obtained. However, in the event that the fees may be relevant, the Agent, prior to the hiring of such services: (a) request three (3) estimates from among the most prestigious experts in the sector, choosing the cheapest of them and (b) inform the Lenders in case any of them has any objection in this respect;

(d)	to rely on any communication or document that it considers to be authentic;

(e)

to refrain from exercising any right or power corresponding to it in its capacity as Agent by virtue of this Agreement and/or the security granted under it, unless and until it receives from a Majority Lenders or from all of the Lenders, as the case may be, instructions as to whether or not it should exercise such right or power and, if it ought to do so, how it should exercise that right or power; and

(t)

to refrain from acting in accordance with the instructions of a Majority Lenders or of all the Lenders, as the case may be, to institute any legal action or proceedings relating to this Agreement and/or the security granted under it, until payment of all the costs, expenses (including legal fees), claims, losses and liabilities (along with the corresponding amounts of VAT thereon), which the Agent may incur or which may arise in the course of complying with such instructions, has been suitably secured to his satisfaction (whether by way of payment in advance or in any other manner).

28.4.2	The Agent shall be bound as follows:

(a)	to inform each Lender as to the terms of any notice or document that he may receive in his capacity as Agent from any of the Parties under this Agreement;

(b)

to inform each Lender when any event which may cause the early termination of this Agreement pursuant to the provisions of Clause 20 herein above and it has received notice thereof from any of the other parties to the Agreement;

(c)

unless this Agreement provides otherwise, to act as Agent by virtue of this Agreement and in accordance with any instructions given to it by the Lenders according to the corresponding decision-making process applicable in each case, and such instructions shall be binding on all the Lenders;

(d)	when ordered to do so by all or a Majority Lenders, as the case may be, to refrain from exercising any right or power corresponding to it in its capacity as Agent by virtue of this Agreement; and

(e)	to act diligently in the exercise of its office.

28.4.3	Notwithstanding any provision to the contrary that may be contained, whether expressly or tacitly, in this Agreement, the Agent shall:

(a)	not be bound to verify the following:

(i)

whether any formal declaration made by any of the Parties in relation to this Agreement and/or the other Finance Documents is correct or if the information provided by the Borrower or the Guarantor is true;

(ii)	whether any event that may cause the early tennination of this agreement pursuant to the provisions of Clause 20 herein above has occurred; or

(iii)	whether any of the Parties to the Agreement has complied with its obligations under this Agreement, the other Finance Documents and/ any securities granted thereunder;

(b)	not be bound to pay to any Lender any sum received by the Agent in its own name (except for those amounts that the Agent may receive in its capacity as a Lender) or the proceeds of any such sum;

(c)

not be bound to disclose to any Lender any information concerning the Obligors or the Group, if such divulgation would constitute or, in its opinion, might constitute either a breach of any legal regulation, which might give rise to criminal liability, or a breach of the principle of good faith;

(d)

not assume any liability vis-a-vis the Lenders with respect to the legality, validity, effectiveness, accuracy or enforceability of this Agreement, of the securities and guarantees granted thereunder or of any other ancillary document or contract, or as regards adopting or failing to adopt any measure in relation to the Agreement and/or any securities or guarantees granted thereunder, or concerning the performance of his obligations under this Agreement, except in cases of gross negligence or wilful misconduct; and

(e)	not be bound by any obligation other than those expressly laid down in this Agreement and the other Finance Documents and any securities or guarantees granted thereunder.

28.4.4

At the request of the Agent, each Lender shall indemnify the Agent pro rata, in the proportion that its share in the outstanding Facility Amount represents with respect to the total of that Facility Amount at the time when such request is made, as regards any and all costs, expenses (including lawyers’ and court attorneys’ fees), claims, losses and liabilities (along with the corresponding amounts of VAT thereon), which the Agent may incur in the course of performing its obligations as Agent in terms of this Agreement provided that such costs, etc. are duly evidenced and have not arisen as a direct result of gross negligence or wilful misconduct on the Agent’s part.

28.4.5

Each of the Lenders undertakes not to assert against the Agent any claim it may have against it in relation to the matters referred to in this Clause (except as a direct consequence of its own gross negligence or wilful misconduct) or, in any event, against any director, officer, representative or employee of the Agent.

28.4.6	The Agent, along with the other Lenders, shall be entitled to accept deposits from, lend money to and, in general, deal in any kind of banking or other business with the Obligors or the Group.

28.4.7

Each of the Lenders acknowledges and agrees that it has been and shall continue to be the only responsible party for carrying out its own independent investigations and assessments with respect to the financial situation, credit risk, operations and the legal nature and regime of the Obligors and the Group.

SECTION XI

ASSIGNMENTS

29.	ASSIGNMENT BY OBLIGRS

The Obligors shall not assign, transfer, replace or subrogate any of the rights and obligations corresponding to them under this Agreement or allow the subrogation of any third party into the rights or contractual position of the Lenders, unless permitted under this Agreement or with the express unanimous consent in writing of all the Lenders.

30.	ASSIGNMENT BY LENDERS

30.1

The Lenders may assign or transfer, whether in whole or in part, its participation under the Facility, without the need ofa prior consent of the Borrower, provided that such assignment complies with the following conditions (otherwise, the prior consent of the Borrower will be required):

30.1.1	that the assignment is notified (including the identity of the assignee) to the Agent at least five (5) Business Days before it is to become effective, unless the Agent consents otherwise;

30.1.2	that the assignment is notified (including the identity of the assignee) to the Borrower within five (5) Business Days after it has become effective;

30.1.3

that the assignment is granted in favour of any other banks, financial institutions, trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in Joans, securities or other financial assets, including, for the avoidance of doubt, any Affiliates of a Lender; and

30.l.4

that the assignment amount is equal to or higher than ONE MILLION EUROS (€1,000,000), or greater whole multiples of ONE HUNDRED THOUSAND EUROS (€100,000), unless the sum to be assigned represents the total of the assignor’s participation in the outstanding Facility;

30.1.5	that the effective date of the assignment falls on an Interest Payment Date, unless the Agent consents otherwise; and

30.1.6

that the assignment does not give rise to increased costs, expenses and taxes for the account of any of the Obligors (including any payments to be made under Clause 14.2) nor to additional obligations for the Obligors and that the assignee has the condition of FATCA Exempt Party upon carrying out the assignment.

Notwithstanding the above, upon the occurrence of an Event of Default which is continuing, the Lenders may freely assign its participation under the Facility in favour of any entities, without the need to company with the requirements set out therein.

The assignee shall pay to the Agent, on the date when the assignment becomes effective, an assignment fee amounting up to THREE THOUSAND EUROS (€3,000).

For the purposes of this Agreement, “Affiliate” means, in relation to any person, a Subsidiary of that person or a holding company of that person or any other Subsidiary of that holding company.

30.2

For clarification purposes and without prejudice to any rights that may correspond to the Lenders under this Agreement, the Lenders may at any time, without obtaining the prior consent of the Borrower, pledge, assign in security or use as a guarantee any or all of its rights vis-a-vis the Borrower under this Agreement and remaining Finance Documents (excluding the Warrant Documents) in favour of the following entities:

30.2.1

assign or create any charge, security or guarantee whatsoever in favour of federal reserves, central banks, national credit or monetary institutions or any other equivalent international institutions; and

30.2.2

in the event the relevant Lender is a fund (in the terms set out in Clause 30.1 above), assign or create any charge, security or guarantee whatsoever in favour of holders of bonds, notes or securities issued for such purposes (or in favour of its agent or trustee), provided that such pledge, assignment in security or guarantee does not entail any of the following:

(a)	release of the Lender from any of its obligations under this Agreement and the remaining Finance Documents;

(b)	an increase in costs, expenses, taxes or obligations for any of the Obligors; and

(c)	the enforcement of the relevant charge, guarantee or security shall not give rise to an unauthorised assignment in accordance with this Agreement;

30.3	For the avoidance of doubt, the Warrant Agreement shall only be assigned under the terms expressly detailed in the Warrant Agreement and not in this Agreement.

30.4

Unless otherwise agreed in writing, the Parties mutually undertake to maintain the strictest confidentiality of this Agreement and the Finance Documents, and not to disclose any information directly or indirectly related to this Agreement and the Finance Documents, unless disclosure of such information is: (a) required by law (or by any judicial or administrative authority); (b) is required to be disclosed to any regulator authority; or (c) where disclosure is necessary for the exercise of its rights under this Agreement or for the defence of its rights in a judicial or arbitration proceeding.

30.5

Each Party may, however, eventually disclose information relating to this Agreement and the Finance Documents to (i) its advisors (such as lawyer and financial advisors) and auditors who are bound by law or the rules of their profession to keep secret what is disclosed in their capacity as such or, failing such advisors, who have entered into a confidentiality agreement on substantially the same terms as this Agreement; (ii) any entity within the group of any Party; (iv) potential assignees of the Lenders in accordance with Clause 30.1 above; (iii) entities in favour of which a charge or guarantee is created in the terms set forth in Clause 30.2 above; or (iv) entities in charge of the preparation of league tables; subject that in all the said scenarios the relevant third party shall be bound by the confidentiality unde1takings under this Agreement. In any case all of the above disclosures are allowed to the extent it is permitted by law or by any regulations applicable to the Obligors from time to time.

30.6	The Borrower and the Lenders shall agree in writing the terms of:

(a)

any reference to the activity carried out by the Lenders in their advertising communications and in their activity in the media for the purpose of promoting and publicizing their participation in the Facility; and

(b)

any disclosure of information of the Facility for the purpose of being able to credit and register its participation in the Facility in lists of operations and rankings prepared in the financial industry.

SECTION XII

MISCELLANEOUS CLAUSES

31.	CALCULATION AND CERTIFICATES

31.1

For the purposes of this Agreement, the Agent, acting in that capacity, shall open and maintain on its books a special accounts in the Borrower’s names. In such account the Agent shall debit the amounts relating to principal, ordinary interest, fees, costs, default interest, additional expenses and other sums owed by the Borrower under this Agreement, and it shall credit all the sums received by the Agent in payment of the amounts owed by the Borrower as a result thereof, such that the balances of the said account reflect at all times the amounts owed by the Borrower under this Agreement.

31.2

In addition to the accounts and sub-accounts referred to in Clause 31.1 herein above, each of the Lenders shall open and maintain on their books special accounts analogous to that described above, in which the relevant Lender shall record the amounts owed to it by the Borrower under this Agreement and the sums paid to it by the Borrower, such that the balances of the said accounts reflect at all times the amount owed by the Borrower to the relevant Lender under this Agreement.

31.3

It is expressly agreed that, for the purposes of any legal claims arising under this Agreement, in accordance with the terms of this Agreement, any amount due to the Agent or any of the Lenders (and reflected in each of the accounts and sub-accounts referred to in Clauses 31.1 and 31.2 above) shall be deemed to be a due, payable and demandable amount.

For the purposes of Article 572.2 of the Civil Procedure Law, the Parties agree that the amount payable in the event of execution shall be that resulting from the liquidation carried out by the Agent or by the Lender in question (or by those of the Lenders in question, if there are several), by means of a certificate establishing the amount owed. For clarification purposes, the Parties state that the aforementioned settlements may include all or part of the concepts, as indicated in Article 573.3 of the Civil Procedure Law, without this implying any waiver of any amount owed by the Borrowers by virtue of this Agreement.

In this regard, the Parties expressly acknowledge that, if the Agent issues a certificate relating to any of the accounts and sub-accounts referred to in Clause 31.1 herein above, this shall preclude any of the Lenders from issuing a subsequent certificate relating to the account and sub-account concerned as referred to in Clause 31.2. Likewise, if any of the Lenders issues a certificate relating to any of the accounts and sub-accounts referred to in Clause 31.2 herein above, this shall preclude the Agent from issuing a subsequent certificate relating to the account and sub-account concerned as referred to in Clause 31. l, unless the Agent shall have previously carried out the necessary adjustments to deduct from the certificate issued by him such amount as is set out in the corresponding certificate previously issued by any Lender.

31.4

A certificate issued by a Lender with respect (i) to the amount by which a debt owed to that Lender under this Agreement should be increased in terms of Clause 16. l herein above or (ii) to the amount claimed at that time as indemnity or compensation for any expense or liability, as referred to in Clauses 14, 16.1, 21 and 27 herein above, shall be deemed conclusive, save error, for the purposes of this Agreement, provided that the requirements laid down in the said Clauses in that regard are complied with.

31.5

All the Parties hereto hereby expressly authorise the Agent to request the notary who certifies the formalisation of this Agreement in a notarial instrument .to issue such formal copies of the said deed, sufficient for enforcement, as may be necessary for the purposes of this Clause 31 and of Section 517 of the Civil Procedure Law. Furthermore, in addition to the foregoing, each of the Lenders hereby undertakes, if necessary for the aforementioned purposes and if expressly requested by the Agent, to make available to the latter, as soon as possible, the copy of the said enforceable deed that they hold.

31.6

A translation of this Clause 31 into the Spanish language is attached to this Agreement as Annex III. The Parties hereby acknowledge and accept that such translation is accurate and correct for all legal purposes and waive any right to challenge such translation at any time.

32.	NOTICES

32.1

All notices, requests, notifications and communications in general between the Lenders and the Agent, or vice versa, or between the Lenders, including the Agent, and the Obligors, or vice versa, that refer to this Agreement or fall to be made by virtue hereof, and in respect of which there is no provision in this Agreement for any special formality, shall be deemed duly carried out when they are remitted, with due notice beforehand, either by way of fax, e-mail or any other system that allows reception thereof to be evidenced, and addressed to the relevant Lender, the Agent or the Obligors, as applicable, in accordance with the details indicated in Clause 32.3 herein below, or by means of a letter sent to such address.

32.2

Communications of a general nature relating to this Agreement and those that refer to it as a whole and that the Obligors have to make shall be sent, in all cases, to the Agent, who shall pass them on to the other Lenders in accordance with the provisions hereof. Once any such communication has been received by the Agent, it shall be deemed to have been received by all the Lenders.

Likewise, communications of a general nature relating to this Agreement and those refer to it as a whole which the Lenders have to remit to the Obligors shall be sent, in all cases, via the Agent.

32.3

In the case that there are two or more Lenders, the Obligors authorise the Agent so that, through a website or web platform of its sole election (the “Web Platform”), it can process or send requests, waivers, notices, communications or any other infonnation or documentation to be processed or sent in the exercise of its role of Agent.

Notwithstanding the foregoing, those Lenders to this Agreement that do not want to communicate or to be notified through the Web Platform shall notify this circumstance to the Agent. In this case, the Agent will send the communications to the relevant party through any of the means referred to in Clause 32.1 above.

The Agent, following prior notice to the Lenders and to the Obligors, may stop processing or sending the documentation referred to in the first paragraph of this Clause 32.3 through the Web Platform at any moment. In this case, the Agent will send the communications through any of the remaining means referred to in Clause 32.1 above.

The Parties agree that the requests, waivers, notices, communications and any other infonnation or documentation to be sent by the Agent will be understood to be notified to all Parties, or to the relevant Party, from the moment these are available at the Web Platform, regardless of the fact that said parties had not completed all the necessary procedures for the registration, access and receipt (including, in particular, the execution of the relevant confidentiality undertaking) of the documentation through the Web Platform.

Additionally, in relation to the functioning of the Web Platform, the parties agree on the following:

32.3.1

As soon as the Agent proceeds to the election of the Web Platform, each of the Lenders must provide the Agent with all the information that may be necessary to register on the Web Platform. This may include requesting certain information from its employees, representatives and/or agents, such as their name, surname, telephone number, postal address and e-mail address, all of them of a professional nature. Likewise, the Lenders authorize the Agent to proceed, where appropriate, to the communication of these data to the Web Platform at each designated time, even if this means international transfer of the data of its employees, representatives and/or agents. The Lenders will be responsible for complying with the legal obligations that, in relation to data protection, are applicable at all times in accordance with the provisions of Clause 35 of this Agreement.

32.3.2

Each of the Lenders and Obligors is solely responsible for completing the access and registration instructions in the Web Platform, as well as for the maintenance and periodic update of the information needed to keep the access to the Web Platform.

32.3.3	Each of the Lenders and/or Obligors shall communicate to the Agent, as soon as it is aware of, any incidence or failure in relation to the functioning of the Web Platfonn.

32.3.4

Each of the Lenders and Obligors acknowledges and assumes that the distribution and delivery of documentation through the Web Platfonn may not be safe and that there may be confidentiality risks or other type of risks (in particular, virus and other IT incidences) linked to the same.

32.3.5

The Agent will not be obliged to, save in accordance with the applicable law, maintain and store the documentation and information provided through the Web Platform. In particular, the Agent does no assume any custody or preservation obligation of the existing documentation in the Web Platform vis-a-vis the Lenders.

32.3.6	From the tennination of the Facility, the Agent is authorised by the Lenders and the Obligors to remove from the Web Platform the existing documentation and infonnation in relation to the Facility.

The costs and expenses of any kind arising from the opening and maintenance of the Web Platform, as well as any other related to it, shall be borne by the Agent.

32.4

The parties acknowledge and accept that the Agent does not guarantee the security, accurateness, precision, suitability or the correct functioning of the Web Platform. The Agent will not assume liability or any obligation to indemnify for any IT or security incidences, failures, errors or omissions of the Web Platform or for any other circumstance or incident that affects or may affect the normal functioning of the Web Platform and/or the information stored therein, including, in particular, those derived from the delivery of notices and communications through the Web Platform.

32.5

No change to any of the addresses indicated in this Agreement shall have any effect unless and until it has been notified in writing to the Agent or to the Obligors, as the case may be, at least five (5) days beforehand. Insofar as assignees are concerned, their address shall be deemed to be that which is stated in the corresponding notice to the Agent informing it of the assignment.

32.6	The addresses of each of the Parties for notification purposes are the ones indicated in Annex IV to this Agreement.

33.	VAT, TRANSFER TAX AND STAMP DUTY

The Parties hereby declare that this Agreement constitutes a transaction subject to VAT but exempt from payment in accordance with the provisions of Article 20, sub-section 1.18 c) of Act 37/1992, of 28 December. Moreover, this Agreement is not subject to Transfer Tax and Stamp Duty pursuant to Articles 7.5 and 31 of the Act, as amended, on the said tax, as promulgated by Royal Legislative Decree l/1993, of 24 September, approving the restated text of the Transfer Tax and Stamp Duty Act.

34.	CALCULATION OF TIME PERIODS

34.1	Definitions

For the purposes of calculating the time periods laid down in this Agreement, the following definitions set out in this Clause shall apply:

“Hours” shall be deemed to refer to the time in Madrid, unless the Agreement expressly states otherwise;

“Calendar day” or “day” shall be deemed to refer to all the days of the Gregorian calendar. In the case of time periods indicated in terms of days, they shall be deemed to refer to calendar days, unless the Agreement expressly states otherwise;

“Business day”:

for the purposes of setting rates and making payments, the term shall be deemed to refer to all the days of the week except for those days on which the Trans-European Automated Real Time Gross-Settlement Express Transfer System (TARGET-2) is closed or not operative; and

for all other purposes, the term shall be deemed to refer to all the days of the week except Saturdays, Sundays and holidays in the city of Madrid and Barcelona;

“Week” shall be deemed to refer to the period between a given day and the same day of the following week;

“Month’’ shall be deemed to refer to the period between a given day and the day with the same number in the next month, unless the next month does not include a day with that number, in which case the period shall end on the last day of that month;

“Half-year” or “six-month period” shall be deemed to refer to the period of time calculated as from any given day up to the day with the same number in the sixth consecutive following month of the calendar, unless that sixth consecutive following month does not include a day with the said number, in which case the period shall end on the last day of that sixth following month;

“Year” shall be deemed to refer to the period of time calculated as from any given day up to the day with the same number in the twelfth consecutive following month of the calendar, unless that twelfth consecutive following month does not include a day with the said number, in which case the period shall end on the last day of that twelfth following month.

34.2	Due date falling on a Business day

For the purposes of calculating any of the dates, time periods or deadlines provided for in this Agreement, if any of them falls or is due to begin or to end on a date that is not a Business day, the due date shall be deemed to be transferred to the next Business day, unless that day falls within the next month of the calendar, in which case the due date shall be deemed to be transferred to the Business day immediately before that day. Any interval of additional or lesser duration caused in a given period of time by the foregoing provisions shall be deducted or added, respectively, in the next time period.

35.	PROCESSING OF PERSONAL DATA

As data controllers, each of the Parties informs and will inform the data subjects that (i) the personal data (identification, contact, signature data, as well as data included in the documentation accrediting representation) of the signatories acting for and on behalf of each of the Parties hereto (the “Representatives”) and; (ii) personal data (identification and contact details) of the persons included in this Agreement for notification purposes (the “Contact Persons”) or others as may be subsequently indicated; will all be processed by each of the Parties on the basis of their legitimate interest in the proper establishment and maintenance of the business relationship and in order to manage the maintenance, perfonnance, development, control and execution of the terms of this Agreement. Likewise, if applicable due to a legal obligation, they will process the Representatives’ data in the interests of prevention of money laundering and terrorist financing to allow them to comply with reporting and identification requirements, as well as providing information on payment transactions to authorities in other countries, within and outside the European Union, based on the legislation of certain countries and agreements signed between them.

The personal data of Representatives and Contact Persons shall be stored by the Parties during the term of this Agreement. Once completed, these data will be blocked for the established legal limitation periods, generally 15 years. Following the expiration of said periods, the data will be destroyed.

The Parties will not disclose the Representatives’ personal data to third parties, except in circumstances provided for by law.

Representatives and Contact Persons may, in accordance with the terms established in the regulations on data protection in force from time to time, exercise their rights of access, rectification, erasure, objection, restriction of processing and portability in writing, accompanied by a copy of a document accrediting their identity to the corresponding address set out under Clause 32.

Furthermore, if the Representatives and Contact Persons consider that their personal data have not been processed in accordance with the data protection regulations, they may contact the Data Protection Officer of the respective Party, where applicable, at the same addresses. They may also lodge a complaint with the Spanish Data Protection Agency (Agencia Espanola de Proteción de Datos) (www.agpd.es).

SECTION XIII

SECURITY PACKAGE

36.	SECURITY AND GENERAL SECURITY PROVISIONS

36.1

The Parties hereby declare that, in order to ensure compliance with any payment obligations of the Borrower vis-a-vis the Lenders under this Agreement, the following Security and guarantee shall be granted by the Borrower and the Guarantor on the date hereof for the benefit of the Lenders:

(a)	The First Demand Guarantee in the terms provided for in Clause 37 below;

(b)	a first ranking right of pledge over the credit rights arising from the Spanish Accounts subject to Spanish law; and

(c)	a promissory chattel mortgage over the Material IP, subject to Spanish law.;

36.2

The Lenders hereby agree that the amounts received by any of them as a result of the enforcement of the Security Agreements or of the First Demand Guarantee shall be applied pro rata to pay the obligations under each of the Finance Documents in proportion to the relevant amounts due and unpaid thereunder.

Accordingly, if any of the Lenders receives a payment for the cause mentioned in the previous paragraph by virtue of which the rule of allocation of payments foreseen in this Clause 36.2 is breached, the entity in question must immediately inform the Agent and deliver, as soon as possible, the necessary amounts so that, once the appropriate redistribution has been carried out by the Agent, the said allocation rule is complied with. In this case, the Lenders undertake to grant as many documents as may be necessary or convenient in order to evidence the situation resulting from the redistribution to the Borrower and to third parties.

36.3

The Security and the First Demand Guarantee created from time to time in accordance with this Agreement or any other Finance Document shall be enforceable through the Agent on the terms s t out in Clause 28.4. l(b) above (without it being possible in any event for any of the Lenders to enforce the Security Agreements or the First Demand Guarantee by individual decision) and subject to the prior agreement of the Majority Lenders and to the agreement of such Majority Lenders to early terminate this Agreement, pursuant to the terms of Clause 20.2.1.

For clarification purposes, for any decision or authorisation involving the substitution, reduction, amendment, cancellation or non-creation of any of the Security or affecting the validity, effectiveness, enforceability, scope or coverage of the Security provided at any time in favour of the Lenders (except when this is expressly provided for in any of the Finance Documents), the unanimous consent of the Lenders shall be required.

36.4	Dutch terms

In this Agreement, where it relates to a Dutch entity or other applicable term, a reference to:

(a)	a necessary action to authorise, where applicable, includes without limitation:

(i)	any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	financial assistance means any act contemplated by section 2:98(c) of the Dutch Civil Code;

(c)	a winding-up, administration or dissolution includes a Dutch entity being:

(i)	declared bankrupt (Jailliet verk/aard);

(ii)	dissolved (ontbonden);

(d)	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(e)

any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (lnvorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Venekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (lnvorderingswet 1990);

(f)	a liquidator includes a curator or a beoogd curator;

(g)	an administrator includes a bewindvoerder or a beoogd curator;

(h)	a receiver or an administrative receiver does not include a curator or bewindvoerder;

(i)	an attachment includes a beslag;

(j)	The Netherlands means the European part of the Netherlands and Dutch means in or of The Netherlands;

(k)

constitutional documents means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(1)	gross negligence means grove nalatigheid;

(m)	wilful misconduct means bewuste roekeloosheid; and

(n)	works council means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person.

37.	FIRST-DEMAND GUARANTEE

37.1

Without prejudice to the unlimited personal liability of the Borrower, the Guarantor, hereby grants in favour of the Lenders, which accept it, a first demand guarantee (hereinafter, the “First Demand Guarantee”) guaranteeing jointly and severally (solidariamente) with respect to the Borrower and via-a-vis the Lenders, the fulfilment of any payment obligations, for any reason (whether for repayment of principal, interest, fees, expenses or any other reason), assumed by the Borrower under or in connection with the Finance Documents, in the same tenns and conditions established in the Finance Documents, with respect to all the concepts guaranteed herein (jointly, the “Secured Obligations”).

The rights corresponding to each of the Lenders in this First Demand Guarantee shall be proportional to the participation that each of them holds at any given time in the Secured Obligations.

37.2

This First Demand Guarantee extends to any renewals (expressly waiving, therefore, the provisions of Article 1,851 of the Spanish Civil Code in particular, as a consequence of the extension of the Initial Termination Date to the Extended Tennination Date), amendments or modifications (including the release of any Guarantor, which for the purposes of Article 1,850 of the Spanish Civil Code, shall not require the consent of the rest of the Guarantors) of any type that may occur with respect to the Secured Obligations, so that this First Demand Guarantee shall be in force until the total cancellation of such Secured Obligations.

37.3

The Guarantor expressly acknowledges that this First Demand Guarantee is set out as a first-demand guarantee and not a surety (flanza) in accordance with the provisions of Articles 1,822 and following of the Spanish Civil Code. The First Demand Guarantee shall not therefore be treated as a surety (flanza) and the benefits of priority, excussio and division (orden, excusión division) conferred by Spanish law on the grantor of such surety (fiadores) shall not apply.

Accordingly, the obligations assumed by each of the Guarantors under the First Demand Guarantee shall be of an autonomous and abstract nature, such that it shall not be affected but shall maintain its effectiveness and validity even if any of the obligations covered by the First Demand Guarantee should be originally null and void or should be annulled at a later stage, including in the event of an insolvency situation affecting the Borrower. This First Demand Guarantee shall be interpreted in the terms indicated in, inter alia, the rulings of the Spanish Supreme Court dated 27 February 2000, 28 May 2004, 9 December 2005, l October 2007, 4 December 2009, 4 March 2014, 10 June 2014 and 2 June 2017.

37.4

Furthermore, the Guarantor expressly declares that the scope of the First Demand Guarantee shall not be amended in any way whatsoever by any measure that may be adopted by the Lenders with respect to the judicial homologation of any possible refinancing agreement or the approval of any agreement with creditors (convenio) that might, as the case may be, take place as a result of an insolvency situation affecting the Borrower. In such a case, the obligations of the Guarantor shall remain invariable in the agreed terms, as if such measure had not been adopted.

37.5

Any claim that may arise under this First Demand Guarantee shall be carried out by the Agent following the instructions of the Majority Lenders unless the Agent breaches its obligation to make such claim following the instructions received for this purpose from the Majority Lenders within ten (10) days following receipt thereof, in which case each of the Lenders concerned, acting individually, may make the claim directly against the Guarantor.

37.6

Any claim that is made under this First Demand Guarantee shall solely and exclusively specify the amount of the sum claimed, without any need to comply with any other conditions or requirements. The Guarantor shall make payment of the sum claimed within the ten (10) next Business Days following the date of receipt of the corresponding claim for payment made by the Agent in this regard. The Guarantor shall be obliged to satisfy the Agent and the Lenders, as applicable in accordance with the provisions of Clause 31 above, within ten (10) Business Days following the date on which they receive the appropriate request to that effect, the amount claimed therein, by means of its deposit in the bank account designated by the beneficiary in the corresponding request. In this case, the amount to be paid by the Guarantor shall be increased to the extent necessary to guarantee that, after making such deduction or retention, the beneficiaries of this First Demand Guarantee receive (free of any liability in respect of the deduction or retention) a net sum equal to that which they would have received if the deduction or retention had not or should not have been made.

37.7

The Guarantor hereby expressly waives the defence of any exception or set-off vis-a-vis the Lenders, except for the ‘exceptio doli’ defence (and, as a more obvious manifestation of the same, the previous reception and non-return by the Lenders of payment of the secured obligations).

37.8

Any partial payments made by the Guarantor in fulfilment of its obligations under this First Demand Guarantee shall not entitle it to claim to the Borrower any amounts paid to the Lenders, unless and until the Lenders have been totally repaid all the sums due under this Agreement.

37.9

In the event of any delay by the Guarantor in payment of any sum claimed by virtue of this First Demand Guarantee, the Guarantor shall pay to the Lenders, but without double counting, default interest on the unpaid amount, which shall fall due, payable and be liquidated and paid in accordance with the provisions of Clause 9 of this Agreement at the corresponding interest rate as provided for in said Clause.

37.10

This First Demand Guarantee shall remain valid, effective and in force until the date on which the Secured Obligations have been fully and irrevocably satisfied. In the event of any claim by the Lenders under the First Demand Guarantee, such claim shall not restrict their right to make any further clairn/s as long as this First Demand Guarantee remains in force. The Lenders shall keep all their powers and rights of action against the Borrower and the Guarantor in respect of those Secured Obligations that have not been either fulfilled or set-off for by virtue of the enforcement of the First Demand Guarantee. Enforcement of the First Demand Guarantee shall not restrict in any way the unlimited personal liability of the Borrower pursuant to Article 1,911 of the Spanish Civil Code.

37.11

For the purposes of determining the amounts that the Lenders are entitled from time to time to claim under this First Demand Guarantee, the Guarantors hereby expressly accepts and ratifies the provisions for determination and calculation of the amounts due by the Borrower that are set out in Clause 31 herein above.

37.12	Any guarantee under this Clause 37 granted by the Guarantor does not apply to the extent it would result in this guarantee constituting unlawful financial assistance.

37.13

Finally, without prejudice to any other mode of service allowed under any relevant law, the Guarantor irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the Spanish courts in connection with this Agreement and agrees that failure by the Borrower for service of process to notify the Guarantor of the process will not invalidate the proceedings concerned.

SECTION XIV

APPLICABLE LAW AND JURISDICTION

38.	APPLICABLE LAW AND JURISDICTION

38.1	This Agreement is governed by Spanish common law.

38.2

The Parties, waiving any other jurisdiction that may be applicable, hereby submit to the Spanish Courts and Tribunals of the city of Madrid to settle any dispute arising out of or in connection with the interpretation, fulfilment, termination and enforcement of this Agreement.

39.	NOTARISATION

The Parties have executed this Agreement on the date stated in its heading and is notarised by means of a poliza notarial before the Notary Public of Barcelona, Ms. Laura Nogales Martin.

The Borrower:

WALL BOX CHARGERS, S.L.U.

/s/ D. Jordi Laniz Gavalda

The Guarantor:

WALLBOX N.V.

/s/ D. Seteve Dolsa Sanvicens

The Original Lender:

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

/s/ D. Jan de Dreu	/s/ D. Fernando Galea Pla